As Filed with the Securities and Exchange Commission on May 3, 2019 Registration No.   333-227820

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FEARLESS FILMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7812	33-0921357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada
(416-665-7297)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Victor Altomare
c/o Fearless Films, Inc.
467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada
(416-665-7297)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copy to:
Leonard E. Neilson, Esq.
Leonard E. Neilson, Attorney at Law, P.C.
8160 South Highland Drive, Suite 104
Sandy, Utah 84093
Phone: (801) 733-0800
Fax: (801) 733-0808

Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check fi a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock	18,675,309	$0.52	(2)	$9,711,160	(2)	$1,176.99(3)

(1)
We are registering the resale by Selling Stockholders of 18,675,309 shares of common stock that we have previously issued.  In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c)of the Securities Act and based on the most recent closing price.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the most recent closing price. Fee paid upon initial filing on October 12, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MAY 3, 2019

PRELIMINARY PROSPECTUS

FEARLESS FILMS, INC.

Up to 18,675,309 Shares of Common Stock

This prospectus relates to the offer for sale of up to a total of 18,675,309 shares of our common stock that may be sold from time-to-time by certain existing stockholders named in this prospectus (the "Selling Stockholders"), and/or their successors and assigns.  Selling Stockholders may be deemed underwriters of the common shares that they are offering.

The shares offered for resale by this prospectus were issued to the applicable Selling Stockholders in private transactions completed prior to the filing of the registrations statement, of which this prospectus is a part. This offering is not being underwritten. We will not receive any proceeds from the sale of shares in this offering. We have agreed to pay all costs and expenses of registering this offering of securities.

Our common stock is currently quoted on the OTCQB under the symbol "FERL". We have a limited trading history and there can be no assurance that an active trading market will develop for our shares. The most recent trading price of our common stock was $1.10 per share on May 1, 2019, as reported on the OTCQB.

Selling Stockholders or their transferees may sell their shares at prices determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares offered by this prospectus.

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act ("JOBS Act") and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock is speculative and involves substantial risks. You should carefully consider the matters discussed under "Risk Factors" beginning on page 6 of this prospectus before making any decision to invest in our common stock.

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2019

ABOUT THE PROSPECTUS

As used in this prospectus, unless otherwise indicated, "we", "us", "our", "Fearless Films" and the "company" refer to Fearless Films, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). You should rely only on the information provided in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements relating to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed in the "Risk Factors" section beginning on page 6. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere herein. Because this is only a summary, it is not complete and does not contain all the information that may be important to you. We are an "emerging growth company" under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Before making an investment decision, you should read carefully this entire prospectus, including, but not limited to, the information under the caption "Risk Factors" and our financial statements and related notes.

Our Business

 Fearless Films, Inc., a Nevada corporation, is a provider of professional services for short film and full-length feature film productions. We offer services ranging from directing and creative directing through post-production and fulfillment. We operate our business though our wholly-owned subsidiary, Fearless Films Inc. (Ontario, Canada) (hereinafter "Fearless Films (Canada)"), an independent full-service production company founded by actor/producer Victor Altomare, together with writer/director Goran Kalezic. In addition to short film and feature film productions, our services extend to script writing, copywriting, fulfillment and distribution. Since its inception, our subsidiary has been an independent producer and participant at film industry festivals. Fearless Films (Canada) has also participated in the production of more than ten films and a pilot television series, "My Ciccio Show", that is being made for purchase.

Our current sales efforts are geared towards directors, writers, and people in need of post-production and distribution/fulfillment. We plan to become developers, financiers, producers and distributors of motion pictures and related entertainment products. Initial capitalization has been through the acquisition of assets from our controlling shareholder, commercial video work, and the proceeds from promissory notes. In the future, we plan to produce complete motion pictures and related entertainment products.

We are in the early stage of developing our business plan and, to date, we have not generated any revenues from current business operations. Due to a lack of adequate financing, we are curtailing operations until we are able to secure necessary funds to fully implement our business plan. Current business activities have been limited to seeking strategic relationships, acquiring new clients and promoting services.

As of December 31, 2018, we had cash on hand of $3,700. Our monthly cash burn rate for 2018 was approximately $10,000. Management estimates the burn rate for the immediate future will be between $15,000 and $20,000. This increase is partially attributed to an anticipated increase in business activity and partially due to costs of the registration statement, to which this prospectus relates, and ongoing expenses due to future SEC reporting obligations.

Our common stock initially commenced trading on October 30, 2006 and, since January 2018, trades on the OTCQB under the symbol "FERL." OTC Markets, Inc. provides quotes and other information at www.otcmarkets.com.

Our principal executive offices are located at 467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada and our telephone number is (416) 665-7297. Our website address is www.fearlessent.com.

Our Strategy

Our strategy has two elements: (i) utilize our current connections and skills to build a revenue-producing film services business, and (ii) become an independent producer of television and movie content.

Our current business is focused on providing video production services to professional video production companies. Video projects are divided into four parts: (i) pre-production, (ii) production, (iii) post-production and (iv) distribution. During pre-production, the client describes the need and the purpose of the production. We will then handle everything from directing and creative directing all the way through post-production and fulfillment, depending on the needs of the client. Our services include: Video, TV and film production; talent selection; distribution; animation and special effects; editing; sound mixing; creative writing; and a full range of post-production services.

Our marketing strategy includes a diverse range of promotional communications. Our primary marketing channel is professional networking, using management's existing industry connections. A key component of our marketing strategy is to seek alliances with video companies that have industry credibility, presence, and distribution. Our networking efforts include attending trade shows, meetings, seminars and industry events. We also use our website for marketing to attract customers and promote and distribute our products. We intend to add online marketing, including advertising, links from Internet directories to our website, referrals from blogs, and Search Engine Optimization (SEO) to have Fearless Films show near the top of the list of relevant Internet searches.

The Offering

Selling Stockholders

As of the date hereof, we have 316,543,317 shares of common stock issued and outstanding. Of the shares being offered, 422,500 shares (approximately 2.26%) are held by affiliates of the company and the remaining 18,252,809 shares are held by non-affiliates. Of the 74 Selling Stockholders, two are considered affiliates and the others are non-affiliates. The 18,675,309 shares offered hereunder represent approximately 5.90% of our total issued and outstanding shares.

Plan of distribution

Each Selling Stockholder may, from time-to-time, sell any or all of their shares of common stock covered by this prospectus on the OTCQB. Selling Stockholders may also sell their shares on any other stock exchange, market or trading facility on which the shares are qualified for trading, or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or privately negotiated prices. Selling Stockholders may also sell the shares of common stock under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus. See "The Offering - Plan of Distribution."

For a list of Selling Stockholders and the number of shares offered by each, please refer to the "Selling Stockholder" section herein.  The four largest holders are offering an aggregate of 13,831,114 shares, or approximately 74.06% of the total shares offered. The following is a brief summary of the offering:

Shares of common stock offered by the company – None

Shares of common stock outstanding before the offerings – 316,543,317 shares

Shares of common stock outstanding after the offerings – 316,543,317 shares

Shares of common stock, which may be sold by the Selling Stockholders – 18,675,309 shares

Terms of the offering – The Selling Stockholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds – The company will not receive any proceeds from the resale of shares offered by Selling Stockholders hereby; all proceeds from sales will be paid to the Selling Stockholders.

Risk factors - The purchase of our common stock involves a high degree of risk. Investor should not purchase our stock if they cannot afford the loss of their entire investment. Also see "Risk Factors" below.

Trading Market – Our common stock is approved for quotation on the OTCQB under the symbol "FERL".

Our Common Stock

We currently have an authorized capitalization of 500 million shares of common stock, par value $0.001 per share, of which 316,543,317 shares are issued and outstanding. The number of shares of common stock outstanding before and after this offering will not change.

RISK FACTORS

An investment in Fearless Films common stock is speculative, involves significant risks and should not be made by anyone who cannot afford to lose his or her entire investment. Before you invest in our common stock, you should be aware that our business faces numerous financial and market risks, including those described below, as well as general economic and business risks. You should consider carefully the following risks and uncertainties, together with all other information contained in this prospectus, before deciding to invest in our common stock. The risks and uncertainties identified below are not the only risks and uncertainties we face. If any of the following events or risks should occur, our business, operating results and financial condition would likely suffer materially and you could lose part or all of your investment.

Risks Relating to Our Business

Our auditors have expressed a going concern modification to their audit report.

Our independent auditors include a modification in their report to our financial statements expressing that certain matters regarding the company raise substantial doubt as to our ability to continue as a going concern. Note 3 to the December 31, 2018 and 2017 consolidated financial statements states that the company has incurred recurring losses from operations and has a working capital deficiency and accumulated deficit that raise substantial doubt about our ability to continue as a going concern. Management anticipates that the company can attain profitable status and improve liquidity through continued business development and additional debt or equity investment in the company. There can be no assurance that necessary debt or equity financing will be available, or will be available on terms acceptable to the company, in which case we may be unable to meet our obligations. If we are unable to obtain adequate financing or achieve profitability, there will be substantial doubt about our ability to continue as a going concern in the future.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules. These regulations require, among other things, management to assess annually the effectiveness of our internal control over financial reporting.  During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports. If our controls fail, or management or our independent auditors conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information that could negatively affect the value of our shares. Also, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our CEO has been responsible for preparing financial statements, including those included in this prospectus, that have been subsequently reviewed and audited by an independent public accounting firm. He is not a licensed accountant and has limited responsibility in managing a public company in the United States. In addition, our CEO may not be able to implement programs and policies in an effective and timely manner or in a manner, which adequately responds to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is necessary to maintain our public company status.  If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy, in which event you could lose your entire investment.

We have a limited operating history and if we are unable to generate sufficient revenues to pay operating expenses in the future, our business may fail resulting in the loss of any money invested in our common stock.

We have a limited operating history and are yet to realize revenues from our current business endeavors. We face many of the risks and challenges associated with businesses in their early stages in a competitive business environment. There can be no assurance that management will be successful in creating professional video productions or marketing our various production services.

Because of our limited operating history, prospective investors are hindered in their evaluation of our business and prospects, on which to make an educated evaluation of an investment in our shares. Persons considering an investment in our company should be aware of the difficulties normally encountered by early development stage companies and the high rate of failure of such enterprises. We expect to incur significant expenses in order to implement our business plan. This includes an estimated $100,000 per year in legal, audit and compliance costs to maintain our registration with the SEC and our inclusion on the OTCQB. Prospective investors should be aware of the difficulties, delays and expenses normally encountered by a company in the early stage of development, many of which are beyond our control.  In addition, there is no guarantee that we will become fully operational and we must initially incur increased operating expenses without realizing any significant revenue in the immediate future. Accordingly, if we are unable to generate sufficient revenue from selling professional video production services, resulting in significant losses in the immediate future, we may not be able to continue operations.

As with any company in the early stage of development, an investment in our common stock is considered high-risk and you could lose your entire investment.

We expect to incur significant expenses to fully implement our business plan, including an estimated $100,000 per year in legal, audit and compliance costs to maintain inclusion of our shares on the OTCQB.  As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in the development stage, many of which are beyond our control. Some of these costs include unanticipated developmental expenses, employment costs, advertising and marketing expenses and inventory costs. We cannot provide assurance to investors that our current business plan described herein will materialize or prove successful.  Due to the highly competitive industry in which we are engaged, we may not obtain enough customers to sustain our business.

We rely on experienced personnel and, if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow our business effectively or at all.

We currently have only two full-time employees and we believe the future success of our business is highly dependent on the services and decisions of the President of our subsidiary, Victor Altomare. The loss of Mr. Altomare's services would have a material adverse effect on our business, financial condition and results of operations. We are also dependent on our ability attract and retain additional highly qualified personnel with experience in technical, production, marketing and post-production contract work. We must compete for qualified individuals with numerous video, theatrical and production companies. Competition for such individuals is intense, therefore we cannot be certain that we can identify, hire, develop, motivate and retain such personnel, which could have a material adverse effect on our business, operating results and financial condition. Dennis dos Santos, our Chief Executive Officer, performs certain key functions in the operation of our business. The loss of Mr. dos Santos could also have a material adverse effect on our business, financial condition, and results of operations. We do not have employment contracts with Mr. Altomare or any other management personnel or employees and we do not maintain key person life insurance for any employee. We may decide to compensate Mr. Altomare in the future if or when cash flow generated from operations significantly exceeds our total expenses.  Such future compensation decision could have an adverse effect on our financial condition.

Because we do not have an audit committee, shareholders will have to rely on our  directors, one of whom is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. One member of the board of directors is not an independent director. Accordingly, there is a potential conflict in that board members may also be engaged in management and participate in decisions concerning management, compensation and audit issues, which may affect management performance.

To date we have not generated revenues from current business operations and we have additional capital requirements to continue operations. If we are unable to secure additional capital on favorable terms or at all, our ability to run our business will be significantly  impaired.

As of the date of this prospectus, we have limited working capital. If we are unsuccessful in securing additional funding, it may be impossible to fulfill our business plan, expand operations or maintain our viability. We currently have no definitive plans, agreements or arrangements to raise capital in the immediate future. There can be no assurance that we will be able to secure necessary future financing, either equity or debt, on favorable terms or at all, which could cause our business to fail.

Our contemplated projects may not be accepted by distributors and/or the marketplace and our business may fail as a direct result of such lack of market acceptance.

The ultimate profitability of any project, service or product we offer, depends upon its ultimate audience appeal in relation to the cost of its production and distribution. The audience appeal of a given concept depends, among other things, on unpredictable critical reviews and changing public tastes and such appeal cannot be anticipated with certainty. If certain segments of the viewing public do not like, are willing to pay for, or otherwise approve of our productions, our business may fail.

Cost overruns could affect our results of operations and may cause the failure of our business.

The costs of completing projects are often underestimated and may be increased by factors beyond our control. Such factors may include weather conditions, illness of technical and artistic personnel, labor disputes, governmental regulations, equipment breakdowns and other production disruptions.  While we intend to engage production personnel who have demonstrated abilities to complete projects within assigned budgets, the risk of a project running over budget is always significant and may have a substantial adverse impact on our future profitability.

We do not intend to use unionized labor or seek to have an of our projects backed by completion bonds.

Our business plan is based on our position as a video production services company. As part of our plan we initially intend to use only non-union talent and service providers. We believe that although this may save costs, it may limit the availability of talent and service providers, because many "big name" actors and established service providers have significant limitations on their ability to work on non-union projects. Accordingly, this may limit the potential audience that bigger names might bring to a project. Also, we do not intend to use completion bonds to insure our projects are completed on time or on budget. This would mean that there might not be a third party to take over a project if it is not completed on time or on budget. If we underestimate costs or timing of a project, it may not be economically viable to complete the project, which could result in significant losses to the company and to investors in our stock.

Our business could be adversely affected by economic developments in the video and entertainment industries and/or the economy in general.

Our business of providing video production services is highly competitive. It is also partially dependent on the availability of potential viable projects and necessary funding to successfully complete such projects. Accordingly, we will need to locate promising projects and be able to secure necessary funding, in what may be uncertain markets.  We are therefore susceptible to not only the economics of the entertainment business, but also the economy in general.  Any significant downturn in the market or in general economic conditions would likely negatively affect our business and your investment in our common stock.

Future growth and development of operations will depend on acceptance of our business plan. If services and projects are not deemed desirable and suitable for purchase, and we cannot establish a viable customer base, we may not be able to generate future revenues. This would result in a failure of our business and a loss of any investment one makes in our shares.

The acceptance of the company's video production services by customers is critically important to our success. We cannot be certain that our offered services will be appealing to prospective customers and, as a result, there may not be a demand for these services. This would likely limit future sales and we may never realize significant revenues. We intend to offer our services to video and entertainment professionals through networking and existing industry connections. There is no guarantee that interest in our services will develop, which could adversely affect our future business and revenues.

If sufficient demand for our services does not materialize, our business would be materially affected, which could result in the loss of your entire investment.

Demand for our services depends on many factors, including:

●	the number of customers we can attract and retain over time;

●	the economy in general and, in periods of rapidly declining economic conditions, customers may defer services, such as ours, to pay their own debts to remain solvent;

●	the competitive environment in the video production markets may force us to reduce prices below desired pricing level or increase promotional spending;

●	the ability to anticipate changes in user preferences and to meet customers' needs in a timely, cost-effective manner.

All these factors could result in immediate and longer-term declines in demand for our offered services, which could adversely affect our sales, cash flows and overall financial condition. As a result, an investor could lose his or her entire investment.

Our future success depends on our ability to develop services, products and projects and to sell them to distribution channels. The inability to establish distribution channels, may severely limit our growth prospects.

Our future business success is completely dependent on our ability to successfully develop services, products and projects and secure viable distribution channels. Revenues derived therefrom will represent vital funds necessary for our continued operations. The loss or damage of any of our business relationships and or revenues derived therefrom, will result in the inability to market our services, products and projects.

Competition in markets in which we operate is extensive and varied and our competitors are mostly larger and more established than we are.

Our business and the industry in which we operate are subject to extreme competition. There can be no guarantee that we can develop or sustain a market position or expand our business to successfully compete with other larger and more established companies. We anticipate the intensity of future competition will increase.

We compete with many entities in providing similar services to prospective customers. Such competitor entities include: (i) a variety of large nationwide businesses engaged in the video production services industry, including but not limited to companies that have established loyal customer bases over several decades; (ii) video hardware and software companies that have an established customer base, have the same or a similar business plan as we do, and may be looking to expand nationwide; and (iii) a variety of other local and national video software and hardware companies with which we either currently or may, in the future, compete.

Many current and potential competitors are well established, have longer operating histories, significantly greater financial, operational resources and name recognition than we have. As a result, these competitors may have more credibility with both existing and potential customers, be able to offer more services, and more aggressively promote and sell their services. Our competitors may also be able to support more aggressive pricing than us, which could adversely affect sales, cause us to decrease prices to remain competitive, or otherwise reduce the overall gross profit earned on our services.

Because of the speculative nature of our business, future operating results are difficult to predict.

The video production services business is extremely competitive and commercial success of any service is often dependent on factors beyond our control, including to market acceptance and quality of our services. We have not realized revenues since fiscal year ended December 31, 2013, and no revenues related to our current business. We anticipate that when we begin to realize sales of our services, revenues will probably be volatile and we will likely experience significant quarter-to-quarter fluctuations in revenues and net income or loss. Until we realize consistent revenue and cash flow from operations, our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is possible that we may incur uninsured losses for liabilities which arise in the ordinary course of business or which are unforeseen including, but not limited to, acceptance of our services in the market. It is likely that in some future quarter, operating results may fall below expectations of investors and securities analysts, which could have negative impact on the price of our common stock.

Changes in user preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our future success depends, in part, upon the popularity of our services and our ability to develop our services and products in a way that appeals to users. Shifts in user preferences away from our offered services, our inability to develop effective production services and products that appeal to users, or material changes in our services that are not accepted by prospective users could harm our business. Also, our future success depends, to a significant extent, on discretionary user spending, which is influenced by general economic conditions and availability of discretionary income. Accordingly, we may experience an inability to generate revenue during economic downturns or during periods of uncertainty, where users decide to acquire less expensive services or products, or to forego expenditures due to a lack of available capital. Any material decline in discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Failure of third-party distributors upon which we may rely, could adversely affect our business and result in the loss of your investment.

We will likely rely on third party distributors for marketing our services and products, both nationally and internationally. The loss of a significant distributor could have a material adverse effect on our business, financial condition and results of operations. Distributors may also provide services to competing business, as well as larger, national or international entities and may be, to varying degrees, influenced by their continued business relationships with these companies. Independent distributors may be influenced by a large competitor if they rely on that competitor for a significant portion of their sales. While we believe that the relationships between the company and distributors are generally good, many relationships are relatively new and untested and there can be no assurance that distributors will continue to effectively market and distribute our services and products. The loss of any distributor or the inability to replace a poorly performing distributor in a timely fashion could have a material adverse effect on our business, financial condition and results of operations. Furthermore, no assurance can be given that we will successfully attract new distributors as they increase their presence in their existing markets or expand into new markets.

We lack sales and marketing experience and may have to depend on third parties to market our services and products.

We currently have no persons experienced in sales and marketing of our services and products and therefore we must rely heavily upon a third-party sales force. These third parties may not be able to market our services and products successfully, or may not devote the time and resources to marketing that we require. If we choose to develop our own sales and marketing capabilities, it will require personnel with technical expertise related to our specific business. This will require a substantial amount of management and financial resources that may not be available. If we or a third party are not able to adequately sell our services and products, our business will be materially harmed.

It is possible that our projects may infringe on other patented, trademarked or copyrighted concepts. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage.

We cannot be certain that our products or projects will not infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. Because we may rely on third parties to help develop some of our projects, we cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters, or materially disrupt the conduct of our business. Our success depends in part on our ability to obtain and enforce intellectual property protection for our products and projects, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties, as previously stated.

The validity and breadth of claims covered in our copyrights and trademarks that we intend to file involve complex legal and factual questions and, therefore, may be highly uncertain. No assurances can be given that any future copyright, trademark or other applications:

(i)	will be issued;

(ii)	that the scope of any future intellectual property protection will exclude competitors or provide competitive advantages to the company;

(iii)	that any copyrights or trademarks will be held valid if subsequently challenged;

(iv)	that others will not claim rights in, or ownership of, the potential copyrights or trademarks or other proprietary rights held by us; or

(v)	that our intellectual property will not infringe, or be alleged to infringe, the proprietary rights of others.

Furthermore, there can be no assurance that others have not developed or will not develop similar projects. Also, whether or not additional intellectual property protection is issued to the company, others may hold or receive intellectual protection covering projects that were subsequently developed by the company. No assurance can be given that others will not, or have not independently developed or otherwise acquired substantially equivalent intellectual property.

If we are unable to comply with applicable laws and regulations and reporting requirements of US securities laws, we could incur potential fines, penalties and assessments.

 Our CEO has been responsible for preparing financial statements that have been subsequently reviewed and audited, included those in this prospectus.  He is responsible for our managerial and organizational structure, which  includes preparation of disclosure and accounting controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the "SOX Act"). An inability to create and implement adequate accounting controls and disclosure required under the SOX Act, could result in fines, penalties and assessments against the company, which could ultimately cause you to lose your entire investment. Our CEO has limited responsibility for managing a public company in the United States, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sox Act. Such responsibility includes complying with federal securities laws and making required disclosures on a timely basis. In addition, our CEO may not be able to implement programs and policies in an effective and timely manner, or in a manner that adequately responds to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting.

Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment. Our limited resources may restrict our ability to manage any growth we may experience. Our CEO currently allocate a portion of his time to the operation of our business. If our business develops faster than anticipated, or if the CEO's other commitments require him to devote more time than currently planned, there is no guarantee that he will devote the time necessary to assure our success.

Dependence on general economic conditions.

The success of our company depends, to a large extent, on certain economic factors that are beyond our control. Factors such as general economic conditions, levels of unemployment, interest rates, tax rates at all levels of government and other factors beyond our control may have an adverse effect on our ability to sell our services and to collect sums due and owing to us.

We are dependent upon our directors, officer and consultants, the loss of any of whom would negatively affect our business.

We are dependent upon the experience and efforts of our directors, officers and consultants to operate our business. We also expect to depend upon service provider such as actors, editors, writers and camera crews. If any director or officer leaves or is otherwise unable to perform their duties, or should any consultant cease their activities for any reason before qualified replacements could be found, there could be material adverse effects on our business and prospects. We have not entered into employment or non-competition agreements with any individuals, with the exception of our CEO, and do not maintain key-man life insurance. Our future success will depend on our ability to attract and retain qualified personnel. Unless and until additional employees are hired, our attempt to manage our business and projects and meet our obligations with a limited staff could have material adverse consequences, including, without limitation, a possible failure to meet a contractual or SEC deadline or other business-related obligation.

We may not be able to manage future growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our business plan will require effective planning. If we should experience significant rapid growth in the future, it could strain management and internal resources that would adversely affect financial performance. We anticipate that future growth could place a serious strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will require attracting, training, motivating, retaining and managing new employees and continuing to update and improve operational, financial and management controls and procedures. If we do not manage growth effectively, our operations could be adversely affected resulting in slower growth and a failure to achieve or sustain profitability.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since inception and, as of December 31, 2018, we had an accumulated deficit of $3,462,572. We may incur future operating losses and these losses could be substantial and impact our ability to attain profitability. In the immediate future, we do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses. However, if we cannot generate sufficient future revenues, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We anticipate needing additional financing to accomplish our business plan.

At December 31, 2018, we had cash on hand of $3,700.  Management estimates that we will require approximately an additional $400,000 during the next 12 months to fully implement our current business plan. There is no assurance that we will be able to secure necessary financing, or that any financing available will be available on terms acceptable to us, or at all.  Any additional offerings of our common stock will dilute the holdings of our then-current stockholders. If we borrow funds, we would likely be obligated to make periodic interest or other debt service payments and be subject to additional restrictive covenants. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. Presently, we do not intend to obtain any debt financing from a lending institution. If necessary, our board of directors or other stockholders may agree to loan funds to the company, although there are no formal agreements to do so. Failure to secure additional capital, if needed, could force us to curtail our growth strategy, reduce or delay capital expenditures and downsize operations, which would have a material negative effect on our financial condition.

We could become involved in claims or litigations that may result in adverse outcomes.

From time-to-time we may be involved in a variety of claims or litigations. Such proceeding may initially be viewed as immaterial, but could prove to be material. Litigations are inherently unpredictable and excessive verdicts do occur. Given the inherent uncertainties in litigation, even when we can reasonably estimate the amount of possible loss or range of loss and reasonably estimable loss contingencies, the actual outcome may change in the future due to new developments or changes in approach. In addition, such claims or litigations could involve significant expense and diversion of management's attention and resources from other matters.

Our Executive Officers do not reside in the United States

Our U.S. stockholders would face difficulty in:

●	Effecting service of process within the United States on our Officers, if considered necessary.

●	Enforcing judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Officers.

●	Enforcing judgments of U.S. courts based on civil liability provisions of U.S. federal securities laws in foreign courts against Officers.

●	Bringing an original action in foreign courts to enforce liabilities based on the U.S. federal securities laws against Officers.

Accordingly, persons contemplating an investment in our common stock should seriously consider these factors before making an investment decision.

Being a public company involves increased administrative costs, including compliance with SEC reporting requirements, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company subject to the reporting requirements of the Exchange Act, we incur significant legal, accounting and other expenses.  The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, require changes in corporate governance practices of public companies. We believe these new rules and regulations increase legal and financial compliance costs and make some activities more time consuming. For example, in connection with being a public company, we may have to create new board committees, implement additional internal controls and disclose controls and procedures, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports. These rules and regulations could also make it more difficult to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

Management must invest significant time and energy to stay current with public company responsibilities, which limits the time they can apply to other tasks associated with operations. It is possible that the additional burden and expense of operating as a public company could hinder our ability to achieve and maintain profitability, which would cause our business to fail and our investors to lose all their money invested in our stock.

We estimate that being a public company will cost us more than $100,000 annually. This is in addition to all other costs of doing business. It is important that we maintain adequate cash flow, not only to operate our business, but also to pay the cost of remaining public. If we fail to pay public company costs as incurred, we could become delinquent in our reporting obligations and our shares may no longer remain qualified for quotation on a public market. Further, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

If we cease to be classified as an emerging growth company, we would not be able to take advantage of reduced regulatory reporting and financial requirements and related cost advantages.

The JOBS Act reduces certain disclosure requirements for "emerging growth companies," thereby decreasing related regulatory compliance costs. We qualify as an emerging growth company as of the date of this offering and may continue to qualify as an "emerging growth company" for up to five years. However, we would cease to qualify as an emerging growth company if:

●	We have annual gross revenues of $1.0 billion or more in a fiscal year;

●	we have, during a three-year period, issued more than $1.0 billion in non-convertible debt; or

●	we become a "large accelerated filer", defined by the SEC as a company with a word-wide public float of its common equity of $700 million or more.

Upon the occurrence of any of the above, we would not be able to take advantage of the reduced regulatory requirements and any associated cost savings.

Risks Relating to this Offering and Ownership of Our Common Stock

There is a limited trading market for our common stock and there is no assurance that an active market will be maintained.

Our common stock is currently quoted on the OTCQB under the symbol "FERL". There is currently limited trading in our shares and there can be no assurance that an active trading market will develop or be sustained. If an active trading market does not develop, it would be difficult, if not impossible, for stockholders to liquidate their shares. Also, the trading price for our shares may be highly volatile and subject to significant fluctuations in response to variations in quarterly operating results and other business and economic factors. These price fluctuations may adversely affect the liquidity of our shares, as well as the price that holders may realize for their shares upon any future sale.

The price of our common stock in the public market may be volatile and subject to numerous factors.

We expect the trading market for our shares will most likely be very volatile and subject to numerous factors, many beyond our control.  Some factors that may influence the price of our shares are:

●	Our ability to successfully secure and develop projects in order to provide them to distribution channels;

●	our ability to generate revenues from sales of our services and products;

●	our failure to achieve and maintain profitability;

●	our ability to generate brand and/or name recognition or Fearless Films services and products and acceptance by customers;

●	our ability to generate or otherwise acquire new concepts and develop those assets into viable commercial projects;

●	increased competition from competitors offering like or similar services and products;

●	changes in earnings estimates and recommendations by financial analysts;

●	actual or anticipated variations in quarterly and annual results of operations;

●	changes in market valuations of similar companies;

●	announcements by competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

●	the loss of significant partnering relationships; and

●	general market, political and economic conditions.
Additionally, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to our operating performance, may affect the market price of our shares. In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

Trading in our shares could be restricted because of state securities "Blue Sky" laws that prohibit trading absent compliance with individual state laws.

Trading and transfer of our common stock may be restricted under certain securities laws promulgated by various states and foreign jurisdictions, commonly referred to as Blue Sky laws. Individual state Blue Sky laws could make it difficult or impossible to sell our common stock in those states. Many states require that an issuer's securities be registered in their state, or appropriately exempted from registration, before the securities can trade in that state.  We have no immediate plans to register our securities in any state. Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

Future operating results are difficult to predict.

In the past, we have had only limited revenues. We anticipate that any future revenues will fluctuate greatly, and we will likely experience significant quarter-to-quarter fluctuations in revenues and net profit (loss). Accordingly, our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below the expectations of securities analysts and investors, which could have negative impact on the price of our common stock.

Effective voting control of our company is held by directors and certain principal stockholders.

Approximately 80.04% of our outstanding common shares are held by directors and a small number of principal (5%) stockholders. These persons could exert significant control in matters requiring stockholder vote and may have interests that conflict with other stockholders. As a result, a relatively small number of stockholders acting together, could control all matters requiring stockholder approval, including the election of directors and approval of other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

We have not declared any dividends since inception of the company. Any future payment of cash dividends will be at the discretion of the board of directors after considering many factors, including operating results, financial condition and capital requirements. We plan to retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Trading in our common stock is subject to certain "penny stock" regulation, which could have a negative effect on the price of our shares in the marketplace.

 Trading the company's common stock is subject to certain provisions, commonly referred to as "penny stock" rules, promulgated under the Exchange Act. A penny stock is generally defined as any non-exchange listed equity security that has a market price less than $5.00 per share, subject to certain exceptions. These rules require additional disclosure by broker-dealers in connection with any trades involving a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. These sales practice requirements include a broker-dealer to:

●	Make a special written suitability determination for a purchaser of penny stocks;

●	receive the purchaser's prior written consent to execute the trade; and

●	deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.
Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock, which could affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact their willingness to trade or make a market in our common stock, which could severely limit the market price and liquidity of our shares. Also, many prospective investors may not want to get involved with these additional administrative requirements, which could have a material adverse effect on the price and trading of our shares.

Future sales or the potential sale of a substantial number of shares of our common stock could cause our market value to decline.

As of the date of this prospectus, we have 316,543,317 shares of common stock outstanding, of which 18,675,309 shares, or approximately 5.90% of the total outstanding, are being offered by Selling Stockholders under this prospectus. Shares offered by Selling Stockholders will be freely tradable without restriction upon the effectiveness of our registration statement.

Of the remaining shares outstanding, 297,801,250 shares are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration, such as Rule 144. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

In the event we issue additional common stock in the future, current stockholders could suffer immediate and significant dilution, which could have a negative effect on the value of their shares.

We are authorized to issue 500 million shares of common stock, of which 183,456,683 shares are unissued.  Our board of directors has broad discretion for future issuances of common stock, which may be issued for cash, property, services rendered or to be rendered, or for several other reasons. We could also issue shares to make it more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations the board determines that a takeover proposal was not in the company's best interests, unissued shares could be issued by the board without stockholder approval. This might prevent, or render more difficult or costly, completion of an expected takeover transaction.

We do not presently contemplate additional issuances of significant amounts of common stock in the immediate future, except to raise addition capital, although we presently do not have an agreement or understanding to sell additional shares. Our board of directors has authority, without action or vote of our stockholders, to issue all or part of the authorized but unissued shares. Any future issuance of shares will dilute the percentage ownership of existing stockholders and likely dilute the book value of the common stock, which could cause the price of our shares to decline and investors in our shares to lose all or a portion of their investment.

The existence of warrants, options, debentures or other convertible securities would likely dilute holdings of current stockholders and new investors.

As of the date of this prospectus, there are no options, warrants or other rights outstanding to purchase our common stock, except for 1,000,000 shares of Series "A" Preferred Stock outstanding. Each shares of Series "A" Preferred Stock is convertible at the option of the holder into 10 shares of common stock. If management decides to issue additional convertible securities, such as funding instruments or incentive options to key employees, the existence of these convertibles may hinder future equity offerings. The exercise of outstanding options or convertible securities would further dilute the interests of all existing stockholders. Future resale of common shares issuable on the exercise of convertible securities may have an adverse effect on the prevailing market price of our common stock. Furthermore, holders of convertible securities may have the ability to exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

As an "emerging growth company," we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. Accordingly, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. Additionally, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As long as we are an emerging growth company, we cannot predict if investors will find our common stock less attractive because we may rely on exemptions provided by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares offered by the Selling Stockholders hereby. Proceeds from sales of offered shares will be paid to Selling Stockholders. We have agreed to bear expenses relating to the registration of the shares for the Selling Stockholders.

DILUTION

We are not offering or selling any of the shares of common stock in this offering. All the offered shares are held by Selling Stockholders and, accordingly, no dilution will result from the sale of the shares.

MARKET FOR OUR COMMON STOCK

Our common stock is presently quoted on the OTCQB under the trading symbol "FERL", although there has not been a continuous, active trading market for the shares. The most recent reported trade by the OTCQB was on May 1, 2019 at a price of $1.10-  per share.

Set forth in the table below are the quarterly high and low prices of our common stock as obtained from the OTCQB for the past two fiscal years ended December 31, 2018 and 2017 and the first two quarters of 2019 through May 1, 2019.

	High	Low
Fiscal year ending December 31 , 2019
First Quarter	$0.50	$0.60
Second Quarter – through May 1, 2019	$0.50	$3.28

Fiscal year ended December 31, 2018
First Quarter	$1.30	$0.30
Second Quarter	$1.00	$0.55
Third Quarter	$0.65	$0.52
Fourth Quarter	$0.50	$3.28

Fiscal year ended December 31, 2017
First Quarter	$0.1943	$0.1943
Second Quarter	$1.25	$0.1943
Third Quarter	$1.25	$0.80
Fourth Quarter	$0.80	$0.80

As of May 1, 2019, there were approximately 115 stockholders of record of our common stock, which does not consider those shareholders whose certificates are held in the name of broker-dealers or other nominee accounts.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. Many states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The NASDAQ Stock Market in the foreseeable future. Therefore, our shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is a penny stock unless that security is:

●	Registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●	authorized for quotation on the NASDAQ Stock Market;

●	issued by a registered investment company;

●	excluded from the definition based on price (at least $5.00 per share) or the issuer's net tangible assets; or

●	exempted from the definition by the SEC.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors, are subject to additional sales practice requirements.  An accredited investor is generally defined as a person with assets more than $1,000,000, excluding their principal residence, or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and receive the purchaser's written consent to the transaction prior to the purchase. Additionally, the rules require the delivery by the broker-dealer to the client, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.

These requirements may be considered cumbersome by broker-dealers and impact the willingness of a broker-dealer to trade and/or make a market in our shares, which could affect the value at which our shares trade. Classification of the shares as penny stocks may affect the ability of stockholders to sell their shares and increases the risk of an investment in our shares.

 Rule 144

A total of 297,801,250 shares of our common stock presently outstanding and not being registered for resale under this prospectus, are deemed to be "restricted securities" as defined by Rule 144 under the Securities Act. Rule 144 is the common means for a stockholder to resell restricted securities and for affiliates, to sell their securities, either restricted or non-restricted control shares.

Under the Rule 144, as amended, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period a number of shares that does not exceed the greater of:

●	The average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●	1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

Rule 144 is not available to our stockholders for a period of 90 days after we become subject to the reporting requirements of the Exchange Act. The 90-day period will begin upon the effective date of the registration statement to which this prospectus relates.  A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resale under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, but such sales may have a substantial depressing effect on such market price.

DIVIDEND POLICY

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the foreseeable future.

DETERMINATION OF OFFERING PRICES

Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all their shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices.

The quoted or offering price of our shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

THE OFFERING – PLAN OF DISTRIBUTION

Commencing the date of this prospectus, Selling Stockholders identified herein may offer and sell up to an aggregate of 18,675,309 shares of our common stock. Selling Stockholders may offer all or a portion of their shares at prevailing market prices or at privately negotiated prices. Our common stock is currently traded on the OTCQB market place.

As used in this prospectus, the term "Selling Stockholders" includes pledges, transferees or other successors-in-interest selling shares received from the Selling Stockholders as pledges, assignees, and borrowers or in connection with other non-sale-related transfers. This prospectus may also be used by transferees of Selling Stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales. Selling Stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the Selling Stockholders.

We anticipate that Selling Stockholders will offer and sell their shares primarily through the OTCQB market at prevailing market prices. Selling Stockholders may sell, from time-to-time in, one or more transactions at or on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. Sales may be made at fixed or negotiated prices, and may be affected by means of one or more of the following transactions, which may involve cross or block transactions:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	transactions in which broker-dealers may agree with one or more Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	a combination of any of the above or any other method permitted pursuant to applicable law.

Selling Stockholders may also sell shares under existing exemptions under the Securities Act, such as Rule 144 if available, rather than under this prospectus. Rule 144 is not available to our stockholders for a period of 90 days after we become subject to the reporting requirements of the Exchange Act. The 90-day period will begin upon the effective date of the registration statement to which this prospectus relates. Each Selling Stockholder has the sole discretion to not accept any purchase offer or make any sale if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser in amounts to be negotiated. Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales while hedging the positions they assume. Selling Stockholders may engage in short sales, puts and calls or other transactions in our shares or derivatives of our securities, and may sell and deliver shares in connection with these transactions.

Selling Stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed an "underwriter" within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No Selling Stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a Selling Stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of their shares, we will be required to amend the registration statement, of which this prospectus is a part, and file a prospectus supplement to describe such arrangement.

We have agreed to pay all fees and expenses related to the registration of the common stock, including SEC filing fees. Each Selling Stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. We will indemnify Selling Stockholders against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

Common shares sold pursuant to this prospectus will be considered freely tradable in the hands of persons acquiring the shares, other than our affiliates.

Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling Stockholders and others participating in the sale or distribution of the shares offered hereby, are subject to Regulation M of the Exchange Act. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of shares by, Selling Stockholders, affiliated purchasers and any broker-dealer or other person participating in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made to stabilize the price of a security in connection with the distribution of that security. All these limitations may affect the marketability of the shares offered by this prospectus.

To the best of our knowledge, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by Selling Stockholders of previously issued shares of our common stock. The following table provides information regarding the beneficial ownership of shares being offered by Selling Stockholders. The table includes (i) the number of shares beneficially owned by each Selling Stockholder, (ii) the number of shares that may be offered for resale, and (iii) the number of shares to be beneficially owned by each Selling Stockholder after completion of the offering. Each Selling Stockholder's percentage of ownership depicted below is based on 316,543,317 shares outstanding as of the date of this prospectus.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest.

Unless otherwise indicated in a footnote, no Selling Stockholders is presently, or has been for the past two years, an affiliate of Fearless Films, whether as an officer, director, promoter or principal stockholders. Also, except where otherwise noted, each Selling Stockholder named below has, to the best of our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Any or all securities listed below may be retained by any of the Selling Stockholders and, therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Stockholders upon termination of this offering. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

	Shares		Shares
	Beneficially		Beneficially	Percentage
	Owned	Number of	Owned	Owned
	Prior to	Shares	After	After
Name	Offering	Offered	Offering	Offering

CODY C. BARBER	1	1	0	*

SANTINO BERNAUDO	6,500	4,500	2,000	*

DELBERT G. BLEWETT	250	250	0	*

JOEL BOODOOSINGH	2	2	0	*

CHRISTOPHER BRADLEY	300	300	0	*

LINDA BUCARELLI	18,750	18,750	0	*

CIEPA PARTNERS, LLC	1	1	0	*

COLDWATER CAPITAL, INC.	38	38	0	*

IAN COLLINS	6,750	6,750	0	*

CONTINENTAL RESOURCES LLC	4	4	0	*

ROY COOPER	1	1	0	*

ROY E. COOPER	5	5	0	*

DAVCO, INC.	120	120	0	*

DAVO, INC.	3	3	0	*

SHERRY L. DEAN	1	1	0	*

LEE JOSHUA EIKOV	1	1	0	*

EMAC HANDELS AG	2,100	2,000	0	*

COREY EPSTEIN	1	1	0	*

EZ ACCESS FUNDING, LLC	32	32	0	*

MARTIN FAIRFAX	1	1	0	*

FIBONACCI LTD.	2	2	0	*

KOREY GOULD	1	1	0	*

KEN GRAHAM	1	1	0	*

MICHELLE GREGORIO	1	1	0	*

MALCOLM HAMILTON	7,500	7,500	0	*

GINA HEITKAMP	2	2	0	*

CHARLES HORN	2	2	0	*

JAMES CAMPBELL JARVIS	1	1	0	*

SARAH BOUTWELL JOHNSON	2	2	0	*

KOSMAS ENTERPRISES CORP.	100	100	0	*

HEATHER KRICKBAUM	1	1	0	*

ROMIE KRICKBAUM	2	2	0	*

CRAIG LAMBERT	7,500	7,500	0	*

LAW OFFICE OF ASHISH A. PATEL	2	2	0	*

NANCY LOCKWOOD	2	2	0	*

TIM MCCANDLESS	25	25	0	*

MARITZA MEJIA	2	2	0	*

PATRICIA MILLER	4	4	0	*

JUAN ALEXIS MORADO	1	1	0	*

MARIO A. MORADO	1	1	0	*

STEVEN B. MORRIS	1	1	0	*

WILLIAMS MOZELLA	1	1	0	*

NEW CENTURY ENTERPRISES INC.	1	1	0	*

JOELL NIETERS	1	1	0	*

LAWRENCE NIETERS	2	2	0	*

OCEAN TRAILS CAPITAL, INC.	1	1	0	*

OCEAN VIEW CORPORATION, INC.	2	2	0	*

BRIAN R. REISS	1	1	0	*

VINCENZO RIGILLO	7,500	7,500	0	*

RALPH RODRIGUEZ	6	4	2	*

GLENN RUSSO	1	1	0	*

DEANNE SCHNEYER	1	1		*

JENNIFER SEILER	7,500	7,500	0	*

LAILA L. SEITZ	2	2	0	*

BENJAMIN SHARPE	7,500	7,500	0	*

JEFFREY SHAW	10,292	10,292	0	*

JOE E. SMITH	1	1	0	*

SHIRLEY SOOKLAL	1	1	0	*

SPECTRUM FEED SERVICES LTD	300	300	0	*

THE EVERSULL GROUP INC.	1	1	0	*

THE GERTRUDE LAVETON TRUST	2	2	0	*

TIDBITS MEDIA INC.	1	1	0	*

KENT YOUNG	1	1	0	*

BRIAN TOWELL	7,500	7,500	0	*

Shares issued per prior agreement

VICTOR ALTOMARE (1)	201,999,328	400,000	201,599,328	63.69%

EMAC HANDELS AG (2)	252,100	37,500	214,600	*

Directors and/or Officers (3)

EUGENE GELSOMINO	150,050	22,500	127,550	*

Shares Issued for Debt (4)

JASBIR GILL (5)	30,287,925	4,543,189	25,744,735	8.13%

ALFREDO SGAMBELLURI	5,417,957	812,693	4,905,264	1.55%

ROCCO AGOSTINO	15,479,876	2,321,981	13,157,895	4.156%

PAUL CLOUTIER	11,609,907	1,741,486	9,868,421	3.12%

FRANK ALTOMARE	11,609,907	1,741,486	9,868,421	3.12%

DANNYY PORCELLI	15,479,876	2,321,981	13,157,895	4.16%

DOMENIC DEMARIA (6)	30,959,752	4,643,963	26,315,789	8.31%

TOTAL		18,675,309

* Denotes a holding of less than one-tenth of a percent.

(1)
As per the Share Exchange Agreement executed November 24, 2014, 30,000,000 shares were issued to Mr. Altomare; and 161,992,828 shares were issued on September 21, 2018 as settlement of debt in the amount of $1,133,949.80. Mr. Altomare's share amount includes 10,000,000 shares of common stock, issuable upon conversion of 1,000,000 shares of Series "A" Preferred Stock owned by Mr. Altomare. Each Preferred share is convertible into ten shares of common stock. Mr. Altomare is President of Fearless Films (Canada), a greater than 5% holder of our common stock and is deemed an "affiliate".

(2)
On December 19, 2016, the board of directors approved to issued 250,000 shares of common stock to EMAC Handels AG pursuant to an Administrative Services Settlement Agreement, which shares were not issued until September 21, 2018 per agreement.

(3)
Directors and officers, including Mr. Gelsomino, are deemed "affiliates" of the company. On September 21, 2018, the company issued 150,000 shares of common stock to Mr. Gelsomino for past fees as director to the company.

(4)	On September 21, 2018, the company issued the shares indicated to the respective individuals upon the conversion of an aggregate of $120,845.80 in prior loans to the company.

(5)	Mr. Gill is considered a greater than 5% holder of our common stock.

(6)	Mr. DeMaria is considered a greater than 5% holder of our common stock.

As set forth in the table above and described further in footnotes, most shares offered by Selling Stockholders were acquired upon conversion of debt, compensation as directors/officers, or pursuant to a prior agreement for services. The remaining Selling Stockholders received shares primarily from 2002 to 2014 in exchange for the acquisitions of businesses, for cash, services and for conversion of  notes and loans.

CAPITALIZATION

The following table sets forth our actual capitalization at December 31, 2017 and September, 2018. This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

	December 31, 2017	December 31, 2018
		(Unaudited)

Preferred Stock: 20,000,000 shares authorized, Par value $0.001; 1,000,000 shares issued and outstanding at December 31, 2017 and September 30, 2018	$1,000	$1,000
Common Stock: 500,000,000 shares authorized, Par value $0.001; 313,393,317 shares and 316,543,317 issued and outstanding at December 31, 2017 and September 30, 2018, respectively	$155	$316,543
Common Stock to be issued	$30,250	$--
Additional paid-in capital	$849,984	$2,566,812
Accumulated other comprehensive income	$322,935	$398,489
Accumulated deficit	$(2,485,791)	$(3,462,572)
Total stockholder's deficiency	$(1,281,467)	$(179,728)

LEGAL PROCEEDINGS

From time-to-time, we may be involved in various claims, lawsuits, and disputes with third parties incidental to the normal operations of the business. As of the date of this prospectus, we are not aware of any material claims, lawsuits, and disputes with third parties or regulatory proceedings that would have any material effect on our company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Business Overview

Our company was organized as MYG Corp. under the laws of the State of Nevada on July 6, 2000 and underwent name changes to BisAssist, Inc. on December 21, 2000 and to Cody Ventures Corporation on October 11, 2004. On April 7, 2011, the company changed its name to Paw4mance Pet Products International, Inc. to reflect the business of distributing natural based pet foods and treats. On September 26, 2014, the company changed its name to Fearless Films, Inc. in anticipation of the acquisition of Fearless Films (Canada). On November 14, 2014, the company completed the acquisition of Fearless Films (Canada), which became a wholly-owned subsidiary of the company. The intent of the acquisition was to engage in the business of providing professional services for short film and full-length feature film productions and related services under the guidance of the founder of Fearless Films (Canada), Victor Altomare.

Our subsidiary, Fearless Films (Canada), is an independent full service production company and has been positioning itself to ultimately produces top quality entertainment. We intend to specialize in short film and feature film production in addition to script writing, copywriting, fulfillment and distribution. Because of a lack of adequate funding, we have not realized revenues since our acquisition, but management believes we are in a position to become fully operational with the infusion of new capital. We currently do not have definite plans for securing adequate funding, but are working diligently to be able to fund our operations. Since inception and prior to our acquisition, Fearless Films (Canada) has produced more than ten films and also a pilot for a series, The My Ciccio Show.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Our independent auditors have expressed a going concern modification to their report to our financial statements. To date we have incurred substantial losses and will require financing for working capital to meet future obligations.  We anticipate needing additional financing on an ongoing basis for the foreseeable future unless our operations provide adequate funds, of which there can be no assurance. We most likely will satisfy future financial needs through the sale of equity securities, although we could possibly consider debt securities or promissory notes. We believe the most probable source of funds will be from existing stockholders and/or management, although there are no formal agreements to do so. If we are unable to sustain a public trading market for our shares, it will be more difficult to raise funds though the sale of common stock.  We cannot assure you that we will be able to obtain adequate financing, achieve profitability, or to continue as a going concern in the future.

Results of Operations

For the fiscal year ended December 31, 2018 compared to fiscal year ended December 31, 2017.

We did not realize revenues from operations during fiscal years ended December 31, 2018 and 2017. We have been working towards developing our business as a provider of video production services to professional video production companies. However, we have not had sufficient capital to begin full activities or to complete projects that have been initiated. We are hopeful that with the restructuring of our debt we will be able to attract new financing that will enable us to complete our existing projects and to the marketing stage.

During 2018, total operating expenses were $187,593, compared to $167,461 in 2017. Operating expenses were broken into four categories. (i) General and administrative expenses decreased 43% in 2018 from $38,937 in 2017 to $22,009 in 2018. This was due primarily to a decrease in expenses related to developing our business plan and projects. (ii) Management fees increased slightly to $98,400 during 2018 versus $96,300 in 2017, a result of the effect of new management contracts entered into in 2017 being recognized for the full year in 2018. (iii) Professional fees during 2018 increased 38% to $44,084, compared to $31,982 in 2017. This net increase is a result of higher consulting services fees and relevant professional services, including accounting and legal fees. (iv) We also recorded stock based compensation of $23,100 during 2018 compared to $-0- in 2017, the result of issuing 3,300,000 shares of common stock during 2018 in compensation for past services.

In 2018, we realized a loss of $725,071 on the settlement of payables, compared to a gain of $524,189 in 2017. In September 2018, we finalized a certain Debt Settlement Agreements with third party loan holders of the company. We issued a total of 120,845,200 shares of common stock pursuant to these agreements, which shares were fair valued at $845,916 based on the reacquisition price of the shareholder debt. This resulted in a loss of $725,071 on settlement of the debt.

The gain of $524,189 in 2017 on the settlement of payables, was the result of an Administrative Services Settlement Agreement with a then related party, finalized on December 19, 2016. Under the agreement, a total payable of $542,193 was settled for a cash payment of $18,004. The difference of $524,189 was recorded as a gain on settlement of payable for 2017.

As a result of the above, we reported net loss of $976,781 for the year ended December 31, 2018 compared to a net income of $356,728 for 2017. We also recorded a foreign currency translation adjustment amounting of an income of $75,554 for 2018 and a loss of $54,160 for 2017. Because the functional currency of our parent, Fearless Films, is United States dollars and the functional currency of our subsidiary, Fearless Films (Canada), is Canadian dollars, an adjustment is necessary. Thus, after the foreign currency translation adjustment, our comprehensive loss for 2018 was $901,227 ($0.01 per share), compared to a comprehensive income for 2017 of $302,568 ($0.01 per share). Comprehensive income and loss per share calculations are diluted  and made giving effect to the share amounts of common stock to be issued.

Liquidity and Capital Resources

At fiscal year ended December 31, 2018 compared to  fiscal year ended December 31, 2017.

At December 31, 2018, we had total current assets of $23.863, comprised of $3,700 in cash and $20,163 in prepaid expenses. At December 31, 2017, our cash balance was $1,882 and prepaid expenses were $-0-. The increase in cash during 2018 is due to cash realized from loans. Total current liabilities at December 31, 2018 were $203,591, compared to $1,283,349 at December 31, 2017. Included in current liabilities are accounts payable that increased from $62,152 at December 31, 2017, to $101,119 at December 31, 2018, and loans payable that increased from $61,432 at December 31, 2017, to $91,000 at December 31, 2018. The increase in accounts payable was due to additional services that were not paid in cash. The increase in loans payable during 2018 was attributed to the company entering into multiple loan agreements with third parties raising a total gross proceeds of $149,276 in 2018 and $61,432 in 2017. During 2018, we settled $119,708 of all loans raised pursuant to the Debt Settlement Agreements of September 21, 2018.  Additionally, accrued liabilities increased slightly from $9,400 at December 31, 2017 to $11,472 at December 31, 2018.

On December 31, 2018, we had $0 due to a stockholder, compared to $1,150,365 at December 31, 2017, which was unsecured, interest free and due on demand. The amount due to stockholder was  eliminated on September 21, 2018 with the Debt Settlement Agreement, whereby we issued 161,992,828 shares of common stock, fair valued at $1,133,950 . The settlement was deemed a recapitalization with the fair value based on the debt reacquisition price, or carrying value of the debt. Because the related debt was reduced by this amount, no gain or loss was recorded on settlement.

At December 31, 2018, we had a working capital deficit of $179,728, compared to a working capital deficit of $1,281,467 at December 31, 2017. Total stockholder's deficiency decreased from $1,281,467 at December 31, 2017, to $179,728 at December 31, 2018. During the third quarter of 2018, we converted debt of $120,845 into an aggregate of 120,845,200 shares of our common stock, which had a positive effect on our working capital and stockholder's deficit. The debt ranged in age from four months to nearly four years. We continue to seek additional funding, most likely through the sale of securities or securing additional debt, although currently we have no definite agreement of arrangement for additional funding.

Foreign Currency Translation

The functional currency of our parent company is United Stated dollars and the functional currency of our subsidiary, Fearless Films (Canada), is Canadian dollars. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All exchange gains or losses arising from translation of these foreign currency transactions are included in net loss for the year. In translating financial statements of the company's Canadian subsidiary from its functional currency into the company's reporting currency of United States dollars, balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date. Income and expense accounts are translated using an average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in cumulative other comprehensive income (loss) in stockholders' equity. To date, we have not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Business Trends and Forecast

Management believes that consumption of video is increasing due to the rapid expansion of streaming video. This trend is a result of more and more people augmenting their use of, or replacing broadcast television with, streaming video to watch their favorite content on services like Netflix, Amazon Prime, Hulu Plus, HBO Now and Gaia. The streaming video market includes various free, ad-supported and subscription service offerings focused on various genres, including films, broadcast and original series, fitness and educational content.

Our goal is to position Fearless Films in the streaming video landscape to offer a wide variety of exclusive and unique content. This would provide a complementary offering to other mostly entertainment-based streaming video services. Our original content is developed and produced in-house in our production studios in Concord, Ontario. By offering exclusive and unique content over a streaming service, we believe we will be able to significantly expand our target subscriber base.

While the shift to streaming delivery is strong, Fearless Films also intends to develop content that appeals to more traditional outlets, such as movie theatre chains.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Recent Accounting Pronouncements

The company has evaluated recent accounting pronouncements and their adoption has not had nor is not expected to have a material impact on the company's financial position or statements.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

JOBS Act

The JOBS Act provides that, so long as a company qualifies as an "emerging growth company," it will, among other things:

●
Be exempted from the provisions of Section 404(b) of the Sarbanes-Oxley Act, requiring its independent registered public accounting firm to provide an attestation report on the effectiveness of its internal control over financial reporting;

●
be exempted from the "say on pay" and "say on golden parachute" advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the "Dodd-Frank Act"), and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer, and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934; and

●
instead provide a reduced level of disclosure concerning executive compensation, and be exempted from any rules that may be adopted by the Public company Accounting Oversight Board requiring mandatory audit firm rotations, or a supplement to the auditor's report on the financial statements.

It should be noted that notwithstanding our status as an emerging growth company, we would be eligible for these exemptions because of our status as a "smaller reporting company" as defined by the Exchange Act.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

BUSINESS

Executive Summary

Fearless Films, Inc. was incorporated under the laws of Nevada on July 6, 2000 as MYG Corp. On September 1, 2000, the company filed a registration with the SEC on Form 10-SB, which subjected it to the reporting requirements of the Exchange Act. On September 30, 2004, the company terminated its registration under the Exchange Act by filing a Form 15. Since inception, the company has made the following name changes: December 21, 2000, name changed to BisAssist, Inc.; October 11, 2004, name changed to Cody Ventures Corporation; and April 7, 2011, name changed to Paw4mance Pet Products International, Inc. On September 26, 2014 the company changed its name to Fearless Films, Inc. to more accurately reflect its current business following the acquisition of the private company Fearless Films Inc.

On November 14, 2014 the company completed a reverse takeover transaction with Fearless Films Inc. ("Fearless Films (Canada)"), an Ontario, Canada company specializing in film production and distribution. The company acquired 100% of the issued and outstanding shares of Fearless Films (Canada) in exchange for 1,000,000 shares of the company's preferred stock and 30,000,000 shares of common stock. The common shares, though authorized per the acquisition agreement, were not issued until September 21, 2018. In connection with the closing of the acquisition, Fearless Films (Canada) became the wholly-owned subsidiary of the company and the former shareholders of Fearless Films (Canada) obtained control of the consolidated entity.

On September 23, 2014, in connection with the acquisition of Fearless Films (Canada), our board of directors and a majority of our stockholders approved a one share for 1000 shares (1:1,000) reverse split of the company's outstanding common stock, with shares rounded up to the nearest whole number. The reverse split affected only the issued and outstanding common stock and did not affect the authorized common stock. As a result of the reverse split, the issued and outstanding common stock of the company decreased from 155,085,275 shares prior to the  split to 155,289 shares following the split. Currently, the company's shares trade on the OTCQB market under the symbol "FERL".

On December 19, 2016, our board of directors approved for future issuance of 250,000 shares of common stock in connection with an Administrative Services Settlement Agreement. At June 30, 2018, we had 155,289 shares of common stock outstanding, comprised of 88,530 shares deemed restricted stock and 66,759 shares deemed unrestricted. In addition, as of June 30, 2018, the company's financial statements recorded 30,250,000 shares of "common stock to be issued," comprised of 30,000,000 shares to be issued pursuant to Fearless Films (Canada) acquisition and the 250,000 shares of common stock in connection with Administrative Services Settlement Agreement.

On September 21, 2018, we finalized negotiations with most of the holders of certain company debt and entered into agreements to restructure our capital. Thus, in exchange for cancelling debt with a total value of $120,845.80, the debt was converted into 129,845,200 shares of our common stock. The debt ranged in age from four months to nearly four years. At the same time, we issued a total of 3,300,000 shares of common stock to three directors in consideration for their service on the board of directors and, in the case of our CEO, for past services performed for the company in his capacity as CEO since March 2013. Also on the same date, we issued 30,250,000 shares of common stock pursuant to the Fearless Films (Canada) acquisition and the Administrative Services Agreement referenced above. As of December 31, 2018 and following these actions, 316,543,317 shares of common stock were issued and outstanding, of which 66,759 shares remain unrestricted and the balance are deemed restricted securities.

We are a company with limited earnings to date and limited operations, with a focus on early-stage business activities, such as proof of concept development, acquiring new customer and promoting our video services.  Management continues to develop its business plan to provide customers with unique and innovative solutions for their needs. In order to pursue our strategic objectives, we plan to use available cash, cash generated from operations, and additional cash as may be raised via equity or debt offerings, as may be approved by the board of directors.

Our principal executive offices are located at 467 Edgeley Blvd., Unit 2, Concord, Ontario, Canada L4K 4E9 and our telephone number is (416) 665-7297. Our website address is. The information posted on our website is not incorporated into this prospectus

Our auditors have issued an opinion that raises substantial doubt about the company's ability to continue as a going concern based on our current financial position. The ability to continue as a going concern is dependent upon the company generating profitable operations in the future, and/or its ability to obtain the necessary financing to meet its obligations and repay liabilities from normal business operations when due. Management intends to finance operating costs over the next twelve months with existing cash on hand, revenues, if revenues are generated from operations, and/or the sale and issuance of common stock, and/or the issuance of debt.

Current Business

Fearless Films is currently a provider of professional services for all forms of short film and full-length feature film productions, ranging from directing and creative directing through post-production and fulfillment. Our business is operated though our subsidiary, Fearless Films (Canada), an independent full-service production company. Our primary business is video production services. Video projects are divided into four parts: (i) pre-production, (ii) production, (iii) post-production and (iv) distribution. During pre-production, the client describes the need and the purpose of the production. Production is the part of the process where raw materials that will be formed into the final product are created. This could include such activities as recording material in one or more cameras to produce 2d and 3d effects. Post-production is where the first rough cut of the final product is created. Client input is then used to create the final version of the production.

Our primary markets are Media & Entertainment companies (short films, feature films, TV drama, broadcast programs), Animation and Multimedia companies. We provide directing, creative, video capture, video editing and full range of postproduction services to these target markets.

Because our business is customer-driven, our revenue requirements will be reviewed and adjusted based on sales. Costs associated with operating as a public company are included in management's budget. Management will be responsible for the preparation of much of the required documents to keep the costs to a minimum.

Description of Products and Services

Fearless Films (Canada) offers itself as a full-service video production provider. Services include production elements such as creative brief, script writing, talent acquisition, voice overs, sound tracks and graphical animation. Our primary markets for services are directors, writers, and those in need of post-production and distribution/fulfillment. We intend to rely on Victor Altomare to oversee these services due to his extensive industry experience and technical and creative expertise. Many of these tasks will be carried out by consultants and contract specialists.

Video and film production

We are capable of producing short film and full-length feature films. We can handle the full project development cycle, from directing and creative directing through post-production and fulfillment, depending on the needs of the client. We use professional film equipment and record films in formats such as high definition, Full HD and 4k, resulting in cinema-quality output. Through our industry relationships, management believes we can obtain filming locations at competitive prices, procure staging and lighting in addition to facilitating full post production needs and demands.

Animation and Special Effects

Our network of video studio specialists can develop computer graphics:, 2-d and 3-d animation, motion design and visual effects on behalf of our clients.

Talent acquisition

Fearless Films (Canada) assists producers in in identifying on-screen talent, script writers and other film creatives such as makeup artists and creative directors.

Editing

Our editing specialists carry out editing, make corrections and suggestions, and then implement color correction and final mixing of sound.

Distribution

From a business perspective, our primary goal is to maximize revenues and seek to maximize the return on investment for our shareholders. However, there can be no assurance that this goal will be achieved or that increased revenues will equate to a higher return on investment. The ultimate commercial success of any video product is dependent on its distribution. Our primary market of service is Canada and the United States. Through our industry connections, we can arrange distribution for our clients' films, including both theatrical and digital distribution.
We plan to approach prospective distributors with completed trailers, thus potentially enhancing bargaining positions with respect to negotiating the terms of distribution arrangements. We also plan to may present trailers at the major film markets held each year in the USA.

Marketing and Sales

Our current service scope is geared primarily towards directors, writers, and people in need of post-production and distribution/fulfillment. Our marketing strategy includes a diverse range of promotional communications. Our primary marketing channel is professional networking, using the existing industry connections that we have. A key component of our marketing strategy is to seek alliances with video companies that have industry credibility, presence, and distribution. Our professional networking efforts also include attending trade shows, industry events, meetings and seminars at events such as the Professional Videographers Association, Association of Video Professional, Digital Video Professionals Association. In terms of geography, our target markets are in North America. We also use online marketing as part of efforts to attract customers and promote and distribute our products. Our primary online interface is through our website. We supplement this with online marketing efforts, including advertising, links from Internet directories to our website and referrals from blogs. Our plan is to use Search Engine Optimization (SEO) to have Fearless Films show near the top of the list of relevant Internet searches.

Our Business Strategy

Our strategy has two elements: (i) utilize our current connections and skills to build a revenue-producing film services business; and (ii) become an independent producer of television and movie content.

We are currently focused on providing video production services to professional video production companies. Video projects are divided into four parts: (i) pre-production, (ii) production, (iii) post-production and (iv) distribution. During pre-production, the client describes the need and the purpose of the production. We then handle everything from directing and creative directing through post-production and fulfillment, depending on the needs of the client. Our services include: Video, TV and film production; talent selection; distribution; animation and special effects; editing; sound mixing; creative writing; and a full range of post-production services.

Our marketing strategy includes a diverse range of promotional communications. Our primary marketing channel is professional networking, using management's existing industry connections. A key component of this strategy is to seek alliances with video companies that have industry credibility, presence, and distribution. Our networking efforts include attending trade shows, meetings, seminars and industry events. We also use our website for marketing to attract customers and promote and distribute our products. We intend to add online marketing, including advertising, links from Internet directories to our website, referrals from blogs, and Search Engine Optimization (SEO) to have Fearless Films show near the top of the list of relevant Internet searches.

Employees

We are currently in the early stage of developing our business plan, during which we intend to rely exclusively on the services of our officers and directors to set up our business operations. We believe that our operations are currently on a small scale that is manageable by our officers and directors.

Film production professionals we plan to use will be considered independent contractors.  We do not intend to enter into any employment agreements with any of these professionals. Thus, these persons are not intended to be employees of  the company.

Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical, marketing, production and post-production contract workers. We currently have no full-time employees.

Competition

The television and movie production industries are intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of entertainment.  The industry is currently evolving in such a way that certain multinational multimedia firms will be able to dominate this space because of their control over key film, magazine, and television content, as well as key network and cable outlets.  These organizations have numerous competitive advantages, such as the ability to acquire financing for their projects and to make favorable arrangements for the distribution of completed product.  All of our competitors will likely be organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories. Competitors may be better able to acquire properties, personnel and financing, and enter into more favorable distribution agreements. Our future success will largely depend on public taste, which is both unpredictable and susceptible to rapid change. As an independent production company, we most likely will not have the backing of a major studio for production and distribution support. Consequently, we may not be able to complete a distribution deal.

In order to be competitive, we intend to create and/or acquire innovative concepts that may appeal to a wide range of public tastes both in the United States and abroad. Moreover, by producing our products in Canada we believe that we will be able to significantly reduce production costs and, thereby offer our products to distributors at competitive pricing.

There are many companies in the Motion Picture & Video Tape Production market, most of which are larger, more experienced and better financed that Fearless Films. Currently, our competitive position within the industry is small because our operations have been limited by available cash. We believe we have the ability to compete favorably as a freelance video production company in the Media & Entertainment industry because of the following:

•	Expertise of management

•	Flexibility

•	Value in pricing

However, if we are not able to compete successfully against our current and future competitors, it will be difficult to acquire and retain clients. We would then experience revenue declines, reduced operating margins, loss of market share and diminished value in our services. Thus, it will be important that we engage and retain qualified and experienced personnel and develop a strong marketing strategy.

Research and Development

The market for our services is characterized by rapidly changing technology, evolving industry standards and frequent technology shifts and introductions. We believe that our future success depends in large part upon our ability to continue to adopt the functionality and standards of new film production technology. We intend to extend the functionality of our technology and develop new products by continuing to invest in our tools and studio infrastructure.

Most development work for our customers is conducted in-house. We also use independent contractors to assist with certain product development activities. We believe our future success relies on continued service offerings and enhancement. To accomplish this objective, we intend to seek to improve delivery reliability, advance and broaden employed technologies while maintaining or reducing production costs. In addition, we actively investigate new production equipment and standards.

We intend to continue to focus on services innovation, quality improvement, performance enhancement and on-time delivery while striving for delivered product cost improvements to promote added value for our services. We seek growth opportunities through the development of new applications for existing services, technological improvements for both new and existing markets and the acquisition and development of new tools/products and competencies.

Intellectual Property

As a general practice, we will rely upon patent, copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our products. There are no inherent factors or circumstances associated with this industry, or any of the products or services that we expect to be providing that would give rise to any patent, trademark or license infringements or violations.  We have not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions. Our web domain and IP address as well as company information will be protected by our domain host. We do not own, either legally or beneficially, any patents or trademarks.

Rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries, including Canada.  These laws provide substantial civil and criminal penalties for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, artwork, and still photography are separately subject to copyright under most copyright laws. We plan to take appropriate and reasonable measures to secure, protect, and maintain copyright protection for all of our products under the laws of the applicable jurisdictions. Motion picture piracy is an industry-wide problem.

Under the copyright laws of Canada and the United States, copyright in a motion picture is automatically secured when the work is created and "fixed" in a copy. We intend to register our films for copyright with both the Canadian Copyright Office and the United States Copyright Office. Both offices will register claims to copyright and issue certificates of registration, but neither will "grant" or "issue" copyrights. Only the expression (camera work, dialogue, sounds, etc.) fixed in a motion picture can be protected under copyright. Copyright in both Canada and the United States does not cover the idea or concept behind the work, or any characters portrayed in the work.  Registration with the appropriate office establishes a public record of the copyright claim.

Ordinarily, a number of individuals contribute authorship to a motion picture, including the writer, director, producer, camera operator, editor and others. Under the laws of both the United States, and Canada, these individuals are not always considered the "authors," however, because a motion picture is frequently a "work made for hire." In the case of a work made for hire, the employer, not the individuals who actually created the work, is considered the author for copyright purposes. We intend all of our films to be works made for hire in which we will be the authors and thereby own the copyright to our films.

Canada's copyright law is distinguished from that of the United States by recognizing the moral rights of authors. Moral rights refer to the rights of authors to have their names associated with their work, and the right to not have their work distorted, mutilated or otherwise modified, or used in association with a product, service, cause or institution in a way that is prejudicial to their honor or reputation. Moral rights cannot be sold or transferred, but they can be waived. We intend that all individuals who contribute to the creation of any of our motion pictures will be required to waive any such moral rights that they may have in the motion picture.

For copyright purposes, publication of a motion picture takes place when one or more copies are distributed to the public by sale, rental, lease or lending. Publication also refers to an offering made to distribute copies to a group of persons (wholesalers, retailers, broadcasters, motion picture distributors, and the like), for purposes of further distribution or public performance. A work that is created (fixed in tangible form for the first time) on or after January 1, 1978, is automatically protected from the moment of its creation. The work is ordinarily given a term enduring for the author's life plus an additional 70 years after the author's death. For works made for hire, the duration of copyright will be 95 years from publication or 120 years from creation, whichever is shorter.

Although we plan to copyright all of our film properties and projects, there is no practical protection from films being copied by others without payment to us, especially overseas. We may lose an indeterminate amount of revenue as a result of motion picture piracy. Being a small company, with limited resources, it will be difficult, if not impossible, to pursue our various remedies. Motion picture piracy is an international as well as a domestic problem. It is extensive in many parts of the world.

Government Regulations

We are aware that the cost of producing and distributing filmed entertainment has increased substantially in recent years. This is due, among other things, to the increasing demands of creative talent as well as industry-wide collective bargaining agreements. Many screenplay writers, performers, directors and technical personnel in the entertainment industry who will be involved in our productions, are members of guilds or unions that bargain collectively on an industry-wide basis. We have found that actions by these guilds or unions can result in increased costs of production and can occasionally disrupt production operations.  If such actions impede our ability to operate or produce a motion picture, it may substantially harm our ability to earn revenue and result in our business to fail.

We intend to use non-unionized talent whenever possible to reduce our costs of production.  Notwithstanding, many individuals associated with our productions, including actors, writers and directors, will be members of guilds or unions, that bargain collectively with producers on an industry-wide basis from time to time. Our operations will be dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. Strikes or other work stoppages by members of these unions could delay or disrupt our activities. The extent to which the existence of collective bargaining agreements may affect us in the future is not currently known.

Industry Background

Movie Distribution

We believe that the availability of low-cost, high-quality production equipment combined with the ability to distribute product via the Internet, may be fundamentally changing the way feature-length movies are distributed. Often, a movie that was accepted by a distributor would see a revenue split, reasonably expected in the 50-50 range, with no guarantee of distribution or revenue. In some cases, an up-front payment might be paid to offset production costs. Today, movies can be self-distributed via the Internet without the involvement of a distributor. This said, there are material costs associated with Internet marketing and those costs could render the movie unprofitable. Independent films, such as the company produces, may be inexpensive to produce, but they are very difficult to have seen. Submissions to film festivals are an attempt to attract distributors, but there is no guarantee that film festivals will generate any distribution agreements.

United States Television Distribution

Television rights in the United States are generally licensed first to pay television for an exhibition period following home video release. Thereafter, they go to network television for an exhibition period, then to pay television again, and finally syndicated to independent stations. Therefore, the owner of a property may receive payments resulting from television licenses over a period of six years or more.

Cable and Pay Television

Pay television rights include rights granted to cable, direct broadcast satellite, microwave, pay per view and other services paid for by subscribers. Cable and pay television networks usually license properties for initial exhibition commencing six to twelve months after initial domestic theatrical release, if any, as well as for subsequent showings. Some pay television services have required exclusivity as a precondition to such contracts. The pay television market is characterized by a large number of sellers and few buyers.  However, the number of properties utilized by these buyers is extremely large.

Network Television

In the United States, broadcast network rights are granted to ABC, CBS, NBC, FOX or other entities formed to distribute programming to a large group of stations. Commercial television networks in the United States license properties for a limited number of exhibitions.

Television Syndication

If the producer has entered into a commercial television network license, the property may be shown shortly after its completion through a number of outlets. This activity, known as "syndication," has become an important source of revenues as the number of, and competition for, programming among local television stations has increased.

Foreign Television Syndication

Properties are now being licensed in foreign television market in a manner similar to that in the United States. The number of foreign television stations, as well as the modes of transmission such as pay, cable, network and satellite, have been expanding rapidly and the value of such markets has been likewise increasing. Management believes that this trend will continue to expand. Producers may license properties to foreign television stations during the same period they license such properties to television stations in the United States. However, governmental restrictions and the timing of the initial foreign theatrical release of the property in the territory, may delay exhibition of such properties in such territory.

Re-licensing

Collective retained rights in a group of previously produced properties is often a key asset, as such properties may be re-licensed in the pay and commercial television, home video and non-theatrical markets.

Production

The company intends to produce its trailers and movies at the lowest possible cost consistent with the quality that it seeks to achieve. We will attempt to avoid substantial overhead associated with major production companies by maintaining minimal staff. We own some production equipment, but will adopt the standard industry practice of renting production facilities and equipment and engaging free-lance production staff on an "as-needed" basis.
We expect the total production period for a company-produced trailer to generally continue for as long as three months and, in some instances, even longer. Feature-length movie production may take up to 12 months or longer. Multiple projects may run concurrently, should we have sufficient funds available to do so.

Strategic Relationships

We currently do not have any material strategic relationships. Management's goal is to seek out and develop meaningful relationships with individuals and entities that can enhance the fulfillment of our business plan.

PLAN OF OPERATION

We are a television and movie production company providing production services to film producers and others. Over the next 12 to 24 months, we have plans to undertake production of a full-length feature film under our own name, based on a script that we will select.

During the next 12 months we intend to concentrate our efforts in two areas; (i) administration, and (ii) film development. Administrative costs will include the expense of maintaining our public company status, including legal and accounting fees, as well expenses for maintaining our principal place of business and other operating facilities, for salaries and compensation for key personnel. We estimate these costs to be approximately $275,000, of which $100,000 will be costs for reporting and compliance with public company obligations. Our film development budget is expected to be between $3.0 million and $5.0 million.  Typical film budgets break down along the lines of; (i) 10% for writing, (ii) 20% for the cast, (iii) 50% for production, (iv) 15% for post-production, and (v) 5% for other costs.

We anticipate that our first planned production will be based on the following time and cost estimates: (i) Script development – approximately three months at a cost of $75,000; (ii) Storyboarding – approximately two months for a cost of $10,000; (iii) Pre-production, including sourcing equipment and talent – approximately two months and $1.0 million; Production – approximately three months and $2.0 million; and (v) Post-production – approximately four months and $2.0 million.

At this time management is not able to predict when it will identify our first project and precisely how financing will be secured. Management continues to explore and investigate potential projects and a final decision will be based on the perceived potential merit of the project and the feasibility of securing necessary funding.

Management anticipates that it will be able to use its network of contacts and industry relationships as a potentials sales team. As future revenue increases, we plan to hire a sales team, but currently there are no agreements or arrangements in place for the sales team.

We expect that financing to fund our future plans will come from private issuances of our securities, debt and/or equity. There can be no assurances that the company will be able to raise the necessary funds when needed.

Facilities

Our principal corporate offices are located at 467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada and our telephone number is (416) 665-7297. These facilities are offered to us on a rent-free basis by one of our stockholders. The location includes office space and meeting room, video editing, mixing and sound production facilities.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our present directors and executive officers.

Name	Age	Position

Dennis dos Santos	59	Chief Executive Officer, Chairman of Board of Directors and Director

Ann Gerard	56	Director

Eugene Gelsomino	37	Director

Victor Altomare	51	President of Fearless Films Inc. (Canada)

We presently anticipate considering new, qualified persons to become directors in the future, although no new appointments or arrangements have been made as of the date hereof.

All directors serve for a one-year term until their successors are elected or they are re-elected at the annual stockholders' meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

There is no arrangement, agreement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer. Also, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs.

The business experience of each person listed above during the past five years is as follows:

Dennis dos Santos has served as President, CEO and Director of Fearless Films since March 2013. Mr. dos Santos brings more than 25 years of management, capital markets and engineering experience to the position. He resides in Mississauga, Ontario. Mr. Dos Santos' experience includes software development for embedded systems, private equity placements, strategic and financial planning, mergers and acquisitions and management of finance and accounting activities for enterprise software companies. In addition to Fearless Films, Mr. dos Santos served as Chief Financial Officer and Director of Reddwerks Corp (Austin, TX) from 2013 to 2015. Reddwerks was acquired in December of 2015.

Ann Gerard has served as a member of the board of directors since January of 2018. Ms. Gerrard lives in Mississauga, Ontario. Ms. Gerrard has been a Principal of Essentials of Health 15 and Business Management since 2000. As Principal,, Ms. Gerrard provides Consulting Services with the aim of building partnerships and mutually beneficial business opportunities between entrepreneurs and similar companies. She also provides Project Management oversight, third party corporate facilitation and motivational team building, training and development, and procurement of financial investments. Ms. Gerrard was previously on the board of directors for Global Crawford & company which traded on the NASDAQ under CRD.A and CRD.B. She is currently affiliated with World Accord International Development Agency.

Eugene Gelsomino  has been a Director of Fearless Films since January of 2018. Since 2016 he has acted as managing partner at Church Aperitivo Bar on Queen St W in Toronto, Ontario. Mr. Gelsomino's main focus is on creating partnerships and marketing strategies to generate and drive business as well as to facilitate the booking of private and corporate functions. From 2013 to the present, he has been co-producer with Fearless Films, responsible for ensuring that projects stay on their production schedules and within budget. He is also responsible for post-production efforts including arranging and selling film distribution rights.

Victor Altomare co-founded Fearless Films (Canada) in 2010. He is the President/CEO of this operating subsidiary. Victor Altomare is an actor and producer, known for The Great Chameleon (2012), Get the Sucker Back (2015) and Bag the Wolf (2000). Mr. Altomare studied acting at Academy of Canadian Cinema & Television in Toronto before studying under Hollywood director Tom Logan. Mr. Altomare has been involved in more than 50 productions, including more than 10 films whereby he was the production lead.

 Committees of the Board of Directors

Ms. Gerard and Mr. Gelsomino are deemed to be independent directors. Currently we do not have any standing committees of the board of directors. Until formal committees are established, our board of directors will perform some of the functions associated with a nominating committee and a compensation committee, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The board will also perform the functions of an audit committee until we establish a formal committee.

Code of Ethics

We currently do not have a code of ethics.  It is our intention during the coming year to adopt a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Relationships and Related Party Transactions

Except as set forth below, we have not entered into material transactions with any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

On September 21, 2018, the company entered into an agreement with Victor Altomare, President of Fearless Films (Canada), whereby Mr. Altomare converted $1,133,949.80 in debt owed him by the company into 161,992,828 shares of common stock. The debt has accumulated since November 2014 and carried no interest.

Executive Compensation

The following represents the annual compensation during the company's last completed fiscal year ended December 31,  2018 for (i) Dennis dos Santos, the company’s President and CEO; and (ii) Victor Altomare, President and CEO of the company’s subsidiary, Fearless Films (Canada):

Summary Compensation Table for 2018

Name	Capacity in Which Compensation Was Received	Salary	Stock Awards		Total Compensation

Dennis dos Santos	President and CEO	$22,980	$21,000	(1)	$43,980

Victor Altomare	President and CEO of subsidiary Fearless Films (Canada)	$--	$--		$--

(1) On September 21, 2018, the board of directors authorized the issuance of 3,000,000 shares of common stock to Dennis dos Santos as past compensation for his services on the board and as CEO. The shares were valued at $21,000 and were subsequently certificated and issued.

The following table represents compensation to company directors during the year ended December 31, 2018. Mr. dos Santos’ compensation as a director and CEO is depicted in the table above.

Directors Compensation Table for 2018

Name	Year Reported	Salary	Stock Awards		Total Compensation

Ann Gerard	2018	$--	$1,050	(1)	$1,050

Eugene Gelsomino	2018	$--	$1,050	(1)	$1,050

(1) On September 21, 2018, the board of directors authorized 150,000 shares of common stock to each of the two directors depicted above for their services as serving as directors on the board of directors. The shares were valued at $0.007 per share.

Employment Agreements

On April 1, 2017, the company entered into a consulting agreement with Dennis dos Santos, President, Chief Executive Officer and director of the company. The consulting agreement has an indefinite term. Under the terms of the consulting agreement, the company has agreed to pay Mr. dos Santos $8,200 per month and reimburse Mr. dos Santos for out-of-pocked business expenses. The consulting agreement also contains standard confidentiality and non-interference provisions. Due to the limited cash resources of the company, the difference between the contracted amount and cash payments made by the company has been accrued under accounts payable.

The company has entered into a consulting agreement with Victor Altomare, President of its subsidiary Fearless Films (Canada), which was effective as of January 1, 2019. The consulting agreement has an indefinite term, which can be terminated by either party with a requisite 180 days’ written notice to the other party, or at any time by mutual agreement. Under the terms of the consulting agreement, the company has agreed to pay Mr. Altomare $5,000 per month and reimburse Mr. Altomare for out-of-pocket business expenses. The consulting agreement also contains standard confidentiality and non-interference provisions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 1, 2019, to the best of our knowledge, with respect to each person believed to be the beneficial owner of more than 5% of our outstanding common stock, each director and executive officer and by all directors and executive officers as a group. For purposes of disclosure, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. "Voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)

Directors and Officers

Dennis dos Santos	3,000,000	0.95%
Eugene Gelsomino	150,000	0.05%
Ann Gerard	150,000	0.05%
Victor Altomare (4)	201,999,328	63.81%
All directors and officers (4)as a group (4 persons)	205,299,328	64.86%

Other Beneficial Owners

Jasbir Gill	30,287,925	9.57%
Domenic DeMaria	30,959,752	9.78%

(1)	Unless otherwise indicated, the address for each person listed above is c/o Fearless Films, Inc., 467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada.
(2)	Unless otherwise indicated, we have been advised that each person named above is the beneficially owner and has voting power over the shares indicated.
(3)	Percentage ownership is based on 316,543,317 shares of common stock outstanding as of May 1, 2019.
(4)	The share amount for Mr. Altomare includes 10,000,000 shares of common stock that are issuable upon conversion of 1,000,000 shares of Series "A" Preferred Stock owned by Mr. Altomare, whereby each Preferred share is convertible into ten shares of common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This description of our securities is a summary only of certain provisions contained in our Articles of Incorporation and is qualified in its entirety by reference to the complete terms contained therein.

Common Stock

Authorized and Outstanding

We are authorized to issue up to 500 million shares of common stock, par value $0.001 per share, of which 316,543,317 shares are outstanding as of the date of this prospectus. Of the total issued and outstanding shares, 20 shares are held in the treasury

Voting Rights

Each holder of our common stock has the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater percentage is required by statute, our articles of incorporation or bylaws, the presence, in person or by proxy, of one or more holders of a majority of the outstanding common shares, constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

Our common stockholders are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

 Preemptive Rights

Holders of our common stock are not entitled to preemptive rights and no redemption or sinking fund provisions are applicable to our common stock.

Preferred Stock

On June 25, 2014, the Board of Directors authorized the following designations for the class of 20,000,000 Preferred Shares, par value $ 0.001 per share; (i) 10,000,000 shares designated "Series A", each Series "A" share to have 100 votes over that of each common share and shall have rights convertible to 10 shares of common stock; and (ii) 10,000,000 shares designated "Series B", each  Series "B" share shall have no voting rights or power and shall have rights convertible to 10 Common Shares. On August 5, 2014, the company issued 1,000,000 Series "A" Preferred Shares pursuant to a Share Exchange Agreement. As of December 31, 2017 and currently, the 1,000,000 shares remain outstanding. The Board of Directors has the discretion to issue the preferred stock in such series and with such preferences and rights as it may designate.

 Transfer Agent

We have designated as our transfer agent Transhare Securities Transfer and Registrar, 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors, officers and persons acting at our request as an officer or director, will be indemnified by us to the fullest extent authorized by the general corporate laws of Nevada.  This indemnification applies to all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

●	Such person acted in good faith with a view to our best interests; and

●	in the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104, Sandy, Utah 84093, telephone (801) 733-0800, has acted as our special legal counsel.

EXPERTS

Our financial statements for the fiscal year ended December 31, 2017 appearing in this prospectus, have been audited by SRCO Professional Corporation, Licensed Public Accountants (“SRCO”), Richmond Hill, Ontario Canada. Financial statement for the fiscal year ended December 31, 2018 appearing in this prospectus, have been audited by Fruci & Associates II, PLLC, Registered Public Accounting Firm (“FRUCI”), Spokane, Washington. Their reports are given upon their authority as experts in accounting and auditing.

On February 22, 2019, our Board of Directors approved a resolution to accept the resignation letter of SRCO, dated February 20, 2019, as the company’s independent registered public accounting firm. With the exception of the inclusion of a modification as to the company’s ability to continue as a going concern, none of SRCO’s reports on the company’s consolidated financial statements for the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the company’s fiscal years ended December 31, 2016 and 2017 and through February 22, 2019, (i) there were no disagreements with SRCO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to SRCO’s satisfaction, would have caused SRCO to make reference to the subject matter of such disagreements in its reports on the company’s consolidated financial statements for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Also, on February 22, 2019, we engaged FRUCI as our new independent registered public accounting firm to audit the company’s consolidated financial statements as of December 31, 2018. FRUCI will also perform a review of the unaudited consolidated quarterly financial statements to be included in our quarterly reports on Form 10-Q, which review will include financial quarters beginning with the quarter ending March 31, 2019.

During each of the company’s two most recent fiscal years and through February 29, 2019, (a) the company has not engaged FRUCI as either the principal accountant to audit the company’s financial statements, or as an independent accountant to audit a significant subsidiary of the company and on whom the principal accountant is expected to express reliance in its report; and (b) the company, or someone on its behalf, did not consult FRUCI with respect to (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s financial statements, or (ii) any other matter that was either the subject of a disagreement or a reportable event as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus was hired on a contingent basis, will receive a direct or indirect interest in Fearless Films, or has acted or will act as a promoter, underwriter, voting trustee, director, officer, or employee of our company.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC in accordance with its rules and regulations. This prospectus does not contain all the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. You may inspect our registration statement, without charge, at the public reference facilities of the SEC's Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

You also may request a copy of the registration statement and these filings by contacting us electronically at www.fearlessent.com.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and required to file annual, quarterly and current reports and other information with the SEC. These reports and other information may also be inspected and copied at the SEC's public reference facilities or its web site.

FEARLESS FILMS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Fearless Films, Inc.
Index to Consolidated Financial Statements

 Audited Annual Financial Statements

FRUCI & ASSOCIATES II

A Professional Limited Liability Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Fearless Films, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Fearless Films, Inc. (“the Company”) as of December 31, 2018, and the related statements of operations and comprehensive income (loss), stockholders’ deficiency, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the  consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit and intends to fund operations through equity financing which may be insufficient to fund its capital expenditures. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Fruci & Associates II, PLLC We have served as the Company’s auditor since 2019. Spokane, Washington
May 3, 2019

SRCO Professional Corporation
Chartered Professional Accountants
Licensed Public Accountants
Park Place Corporate Centre
15 Wertheim Court, Suite 409
Richmond Hill, ON L4B 3H7
Tel: 905 882 9500 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca
www.srco.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of **Fearless Films Inc.** and its subsidiary (the "Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss, stockholders' deficiency, and cash flows for each of the years in the two-year period ended December 31, 2017 and related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2017 and 2016 and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

Basis for Opinion

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS
Authorized to practise public accounting by the
Chartered Professional Accountants of Ontario

We have served as the Company's auditor since 2015.
Richmond Hill, Ontario, Canada
May 14, 2018

Fearless Films, Inc.

CONSOLIDATED BALANCE SHEETS
(Expressed in US dollars)

	As at December 31,	As at December 31,
	2018	2017
	$	$
ASSETS

Cash	3,700	1,882
Prepaid expenses	20,163	—
Total current assets	23,863	1,882
Total assets	23,863	1,882

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Liabilities
Accounts payable [Note 6]	101,119	62,152
Accrued liabilities	11,472	9,400
Loan Payable [Note 7]	91,000	61,432
Due to a stockholder [Note 5]	—	1,150,365
Total current liabilities	203,591	1,283,349
Total liabilities	203,591	1,283,349

Stockholder's deficiency
Preferred stock, $0.001 par value, 20,000,000 authorized. 1,000,000 shares issued and outstanding as at December 31, 2018 and December 31, 2017 [Note 8]	1,000	1,000
Common stock, $0.001 par value, 500,000,000 authorized, 316,543,317 and 155,289 shares issued and outstanding as at December 31, 2018 and December 31, 2017, respectively [Note 8]	316,543	155
Common stock to be issued [Note 8]	—	30,250
Additional paid-in-capital	2,566,812	849,984
Accumulated other comprehensive income	398,489	322,935
Accumulated deficit	(3,462,572)	(2,485,791)
Total stockholder's deficiency	(179,728)	(1,281,467)
Total liabilities and stockholder's deficiency	23,863	1,882

Going Concern [Note 3]
Subsequent events [Note 11]

See accompanying notes

Fearless Films, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Expressed in US dollars)

	Year ended December 31, 2018	Year ended December 31, 2017
	$	$

REVENUE	—	—

EXPENSES
General and administrative	22,009	38,937
Management fees [Note 9]	98,400	96,300
Stock based compensation [Note 8]	23,100	—
Professional fees	44,084	31,982
Total operating expenses	187,593	167,219

(Loss) / Gain on settlement of payables [Note 7]	(725,071)	524,189
Exchange (Loss) / Gain	(64,117)	(242)
Net (loss) income before income taxes	(976,781)	356,728

Income taxes [Note 10]	—	—
Net (loss) income	(976,781)	356,728

Foreign currency translation adjustment	75,554	(54,160)
Comprehensive (loss) income	(901,227)	302,568

(Loss) earnings per share - basic	(0.01)	0.01

(Loss) earnings per share - diluted	(0.01)	0.01

Weighted average number of common shares
Basic	110,367,149	30,405,289

Diluted	120,367,149	40,405,289

See accompanying notes

Fearless Films, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
(Expressed in US dollars)

	Preference stock		Common stock		Common stock to be issued		Additonal paid-in	Accumulated other comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	income	deficit	Total
		$		$		$	$	$	$	$

As at December 31, 2016	1,000,000	1,000	155,289	155	30,250,000	30,250	849,984	377,095	(2,842,519)	(1,584,035)

Foreign currency translation	—	—	—	—	—	—	—	(54,160)	—	(54,160)

Net profit for the period	—	—	—	—	—	—	—	—	356,728	356,728
As at December 31, 2017	1,000,000	1,000	155,289	155	30,250,000	30,250	849,984	322,935	(2,485,791)	(1,281,467)

Issuance of Shares for Debt Settlement of a shareholder	—	—	161,992,828	161,993	—	—	971,957		—	1,133,950

Issuance of Shares for Debt Settlement of a third party	—	—	121,095,200	121,095	(250,000)	(250)	725,071	—	—	845,916

Issuance of Shares for past services	—	—	3,300,000	3,300	—	—	19,800	—	—	23,100

Issuance of shares pursuant to share exchange	—	—	30,000,000	30,000	(30,000,000)	(30,000)	—	—	—	—

Foreign currency translation	—	—	—	—	—	—	—	75,554	—	75,554

Net loss for the period	—	—	—	—	—	—	—	—	(976,781)	(976,781)
As at December 31, 2018	1,000,000	1,000	316,543,317	316,543	—	—	2,566,812	398,489	(3,462,572)	(179,728)

See accompanying notes

Fearless Films, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US dollars)

	Year ended	Year ended
	December 31, 2018	December 31, 2017
	$	$

OPERATING ACTIVITIES
Net (loss) income	(976,781)	356,728

Adjustments to reconcile net loss to net cash used in operations:
Stock based compensation	23,100	—
Loss/(Gain) on settlement of accounts and loans payables	725,071	(524,189)

Changes in operating assets and liabilities:
Harmonized sales tax recoverable	—	15,740
Prepaid expenses	(21,188)	—
Accounts payable	38,149	76,952
Accrued liabilities	2,680	(13,265)
Cash used in operating activities	(208,969)	(88,034)

FINANCING ACTIVITIES
Loans Payable	149,276	61,432
Due to a shareholder	(3,203)	(5,098)
Cash provided by financing activities	146,073	56,334

Net increase (decrease) in cash during the period	(62,896)	(31,700)

Effect of foreign currency translation	64,714	(12,742)

Cash at beginning	1,882	46,324
Cash at end	3,700	1,882

Non Cash Transactions
Conversion of debt into equity	1,979,866	—

Additional cash flow information
Interest paid	—	—
Taxes paid	—	—

See accompanying notes

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

1. NATURE OF OPERATIONS

Fearless Films, Inc. (the "Company ") was incorporated in the State of Nevada as MYG Corp. on July 06, 2000.  The Company changed its name from time to time and its latest name change was from Paw4mance Pet Products International, Inc. to Fearless Films, Inc. effective from November 19, 2014.

Pursuant to Share Exchange Agreement dated August 5, 2014 and its subsequent amendments effective from that date, the Company acquired 100% of the issued and outstanding shares of a Canadian based entity, Fearless Films Inc. (“Fearless”) in exchange for 1,000,000 Preferred Shares and 30,000,000 Common Shares of the Company. As a result of the Share Exchange, Fearless is now a wholly-owned subsidiary of the Company. This transaction was accounted for as a reverse merger. Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements for the periods prior to August 5, 2014 are those of Fearless and are recorded at the historical cost basis. After August 5, 2014, the Company’s consolidated financial statements include the assets and liabilities of both Fearless and the Company and the historical operations of both after that date as one entity.  Fearless was incorporated on January 23, 2008 under the laws of the Province of Ontario, Canada.  The Company is engaged in providing post production facilities and services and on-site and off-site off-line suites for television series and feature films. Both the Companies did not have any revenue since inception, as these were primarily engaged in the business development activities.

Pursuant to Share Exchange Agreement as explained above, the Company also effected a reverse split of its common stock by 1 share for 1,000 shares.

2. BASIS OF PRESENTATION, MEASUREMENT AND CONSOLIDATION

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and are expressed in United States dollars (“USD”).

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Fearless. Significant intercompany accounts and transactions have been eliminated.

3. GOING CONCERN

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred recurring losses from operations and as at December 31, 2018 and December 31, 2017 had a working capital deficiency of $179,728 and $1,281,467, respectively and an accumulated deficit of $3,462,572 and $2,485,791, respectively. Management anticipates the Company will attain profitable status and improve its liquidity through continued business development and additional debt or equity investment in the Company. Management is pursuing various sources of financing.

The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance that the necessary debt or equity financing will be available or will be available on terms acceptable to the Company, in which case there may be substantial doubt that the Company will be able to meet its obligations. Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in the consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary should the Company be unable to continue in existence.

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash includes cash on hand and balances with banks.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant estimates and assumptions include: fair value of stock options or services offered, deferred income tax assets and related valuation allowance, and accruals. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Earnings (Loss) Per Share

The Company has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 260-10 which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. Series A are convertible into common, and potentially dilutive.

Foreign Currency Translation

The functional currency of the parent Company is United States dollar and the functional currency of the subsidiary is Canadian dollar.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All exchange gains or losses arising from translation of these foreign currency transactions are included in net loss for the year.  In translating the financial statements of the Company’s Canadian subsidiary from its functional currency into the Company’s reporting currency of United States dollars, balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholders’ equity. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2018, the Company incurred $1,115 (December 31, 2017: $Nil) in advertising and marketing costs included in General and Administrative costs.

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the updated guidance effective January 1, 2018 using the full retrospective method.

Under ASC 606, in order to recognize revenue, the Company is required to identify an approved contract with commitments to preform respective obligations, identify rights of each party in the transaction regarding goods to be transferred, identify the payment terms for the goods transferred, verify that the contract has commercial substance and verify that collection of substantially all consideration is probable. The adoption of ASC 606 did not have an impact on the Company’s operations or cash flows since the Company has not started earning any revenue.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740.  The Company provides for federal and provincial income taxes payable, as well as for those deferred because of the timing differences between reporting income and expenses for consolidated financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Fair Value of Financial Instruments

ASC 820 defines fair value, establishes a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

●	Level 1 – Valuation based on quoted market prices in active markets for identical assets or liabilities.

●	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

●	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments or interest rates that are comparable to market rates. These financial instruments include cash and accounts payable. The Company's cash, which is carried at fair value, is classified as a Level 1 financial instrument. The Company’s bank accounts are maintained with financial institutions of reputable credit, therefore, bear minimal credit risk. During the year ended December 31, 2018, the Company converted debt to equity and valued the equity using Level 3 inputs.

Stock Based Compensation

The Company accounts for share-based payments in accordance with the provision of ASC 718, which requires that all share-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the consolidated statement of operations based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to share-based awards is recognized over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company will be evaluating the impact this standard will have on the Company’s financial statements.

In June 2018, the FASB issued an accounting pronouncement (FASB ASU 2018-07) to expand the scope of ASC Topic 718, Compensation - Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the consolidated financial statements.

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On January 1, 2018, the Company adopted the accounting pronouncement issued by the FASB to clarify how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. This guidance requires entities to show changes in the total of cash, cash equivalents and restricted cash in the statement of cash flows. This guidance was adopted on a retrospective basis, and such adoption did not have any material impact on our financial position and/or results of operations since the Company has not any restricted cash and cash equivalents.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises the accounting related to leases by requiring lessees to recognize a lease liability and a right-of-use asset for all leases. The new lease guidance also simplifies the accounting for sale and leaseback transactions. This ASU is effective for annual reporting periods beginning after December 15, 2018 and early adoption is permitted. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

5. DUE FROM (TO) STOCKHOLDER

The amount due from (to) stockholder is unsecured, interest free and due on demand.

On September 21, 2018, the Company finalized a Debt Settlement Agreement with a shareholder of the Company. Pursuant to this agreement, the Company issued 161,992,828 common shares which were fair valued at $1,133,950. The settlement with a shareholder was deemed a recapitalization with the fair value being based on the debt reacquisition price or carrying value of the debt. The related debt was reduced by this amount and accordingly no gain or loss was recorded on settlement.

6. ACCOUNTS PAYABLE

On March 31, 2017, the Company entered into Settlement Agreements with various creditors of the Company. A total payable of $542,193 was settled for cash payment of $18,004. The difference of $524,189 was recorded as a gain on settlement in the statement of operations and comprehensive loss during the year ended December 31, 2017. The total payable amount of $542,193 included $382,500, which was due to a director of the Company, resulting in a gain of $375,500 on settlement of the debt.

As at December 31, 2018, total accounts payable include $100,144 payable to directors of the Company.

7. LOANS PAYABLE

During the year ended December 31, 2018, the Company entered into multiple loan agreements with third parties and raised in total gross proceeds of $149,276 (December 31, 2017: $61,432). During the year ended December 31, 2018, the Company settled $119,708 of all loans raised pursuant to the debt settlement agreements of September 21, 2018 (December 31, 2017:$ Nil).

All loans are unsecured, interest free and repayable on demand within 180 days of written notice of such demand.

On September 21, 2018, the Company finalized certain Debt Settlement Agreements with third party loan holders of the Company. Pursuant to these agreements, the Company issued 120,845,200 common shares which were fair valued at $845,916 based on the reacquisition price of the shareholder debt resulting in a loss of $725,071 on settlement of the debt.

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

8. STOCKHOLDERS’ DEFICIENCY

Share Exchange Agreement

As explained in Note 1 to the consolidated financial statements, the Company acquired 100% of the issued and outstanding shares of Fearless Films Inc. (“Fearless”) in exchange for 1,000,000 Preferred Shares and 30,000,000 Common Shares of the Company. As a result, Fearless became a wholly owned subsidiary of the Company.

Authorized stock

The Company is authorized to issue 500,000,000 common shares with a par value of $0.001 and 20,000,000 preferred shares with a par value of $0.001.

Common Stock

As explained in Note 1 to the consolidated financial statements, on September 23, 2014, the Board of Directors and stockholders of the Company approved a Certificate of Amendment to its Articles of Incorporation for a 1:1000 Reverse split of its Common Stock with shares rounded up to the nearest whole number. The Reverse split solely effected the issued and outstanding Common Stock and did not have any effect on the Authorized Common Stock. As a result of the Reverse split, the issued and outstanding Common Stock of the Company decreased from 155,085,275 shares prior to the Reverse split to 155,289 shares following the Reverse split.

On September 21, 2018, the Company approved to issue 161,992,828 Common Shares in connection with a Debt Settlement agreement with a shareholder as explained in Note 5 to the consolidated financial statements of the Company.

On September 21, 2018, the Company approved to issue 120,845,200 Common Shares in connection with Debt Settlement agreements with third party loan holders as explained in Note 7 to the consolidated financial statements of the Company.

On September 21, 2018, the Company approved to issue 3,300,000 Common Shares in connection with Director compensation for past services.

On September 21, 2018, the Company issued 30,000,000 Common Shares pursuant to Share Exchange Agreement. As at December 31, 2017 these shares were still to be issued.

As at December 31, 2018, the Company has 316,543,317 outstanding common stock (comprising 316,476,558 restricted stock and 66,759 unrestricted stock).

As at December 31, 2017, the Company had 155,289 outstanding common stock (comprising 88,530 restricted stock and 66,759 unrestricted stock).

Preference Stock

On June 25, 2014, the Board of Directors authorized the following designations for the class of 20,000,000 Preference Shares of the Company of $ 0.001 par value per share:

•	10,000,000 Shares shall be designated “Series A”
Each Preference Share of Series A shall have 100 votes over that of each Common share and shall have rights convertible to 10 Common Shares.

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

8. STOCKHOLDERS’ DEFICIENCY (continued)

•	10,000,000 Shares shall be designated “Series B”
Each Preference Share of Series B shall have no voting rights or power and shall have rights convertible to 10 Common Shares

On August 5, 2014, the Company issued 1,000,000 Preference Stock Series “A” pursuant to Share Exchange Agreement.

As at December 31, 2018 and December 31, 2017, the Company has 1,000,000 outstanding restricted Preference Stock.

9. RELATED PARTY TRANSACTIONS AND BALANCES

The Company’s transactions with related parties were carried out on normal commercial terms and in the course of the Company’s business. Other than those disclosed elsewhere in the financial statements, the related party transactions and balances are as follows:

Management fees for the year ended December 31, 2018 represent charges from a director of $98,400 (year ended December 31, 2017: $96,300). Accounts payable as at December 31, 2018 and December 31, 2017 include $100,144 and $57,385, respectively, due to the director in connection with management fees.

During the year ended December 31, 2018, the Company entered into debt settlement agreements with a shareholder as explained in Note 5.

10. INCOME TAXES

Income taxes

The provision for income taxes differs from the amounts which would be provided by applying a combined statutory income tax rates of approximately 21% and 41% for the years ended December 31, 2018 and December 31, 2017, respectively as follows:

	Year Ended December 31, 2018	Year Ended December 31, 2017
	$	$
Net income (loss) before income taxes	(976,781)	356,728
Expected income tax expense (recovery)	(207,867)	145,523
Non-deductible expenses	--	--
Change in valuation allowance	207,867	(145,523)
	--	--

Fearless Films, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(Expressed in US dollars)

10. INCOME TAXES (continued)

Deferred tax assets

	As of December 31, 2018	As of December 31, 2017
	$	$
Non-capital loss carryforwards	(1,000,375)	(792,508)
Valuation allowance	1,000,375	792,508
	--	--

As of December 31, 2018, and December 31, 2017, the Company determined that a valuation allowance relating to above deferred tax asset of the Company was necessary. This determination was based largely on the negative evidence represented by the losses incurred.  The Company decided not to recognize any deferred tax asset, as it is not more likely than not to be realized.  Therefore, a valuation allowance of $1,000,375 and $792,508, for the years ended December 31, 2018 and December 31, 2017, respectively, was recorded to offset deferred tax assets.

The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 39% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. The Company based on its assessment of the accounting for the tax effects of enactment of the Act; as described below, it has made a reasonable estimate of the effects on existing deferred tax balances. These amounts are provisional and subject to change. The most significant impact of the legislation for the Company was a $165,945 reduction of the value of the Company’s net deferred tax assets (which represent future tax benefits) as a result of lowering the U.S. corporate income tax rate from 39% to 21%. The Act also includes a requirement to pay a one-time transition tax on the cumulative value of earnings and profits that were previously not repatriated for U.S. income tax purposes. The Company has no earnings and profits that were previously not repatriated for U.S. income tax purposes.

As of December 31, 2018, and December 31, 2017, the Company has approximately $3,462,572 and $2,485,791, respectively, of non-capital losses available to offset future taxable income. These losses will expire between 2034 to 2036.

As of December 31, 2018, and December 31, 2017, the Company is not subject to any uncertain tax positions.

11. SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events up to May 3, 2019, the date the consolidated financial statements were issued, pursuant to the requirements of ASC Topic 855 and has determined the following subsequent events:

On February 21, 2019, the Company entered into new loan agreements with related party’s and raised in total gross proceeds of $25,000.

18,675,309 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities, whether participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is May [xx], 2019

Fearless Films, Inc.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933	$1,200
Accountants' fees and expenses	16,500
Legal fees and related expenses	25,000
Blue Sky fees and expenses	500
Printing and Edgar expenses	2,500
Transfer agent fees	1,000
Miscellaneous	3,000
Total	$49,700

Item 14.  Indemnification of Directors and Officers

The company's Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at the request of the company as a director, officer, employee or agent of the company, or while serving as a director or officer of the company, is or was serving or has agreed to serve at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 78.7502 of the Nevada Revised Statutes as in existence on the date hereof.
The indemnification provided shall be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he/she did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee's conduct was unlawful.
To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.
The company also may purchase and maintain insurance or other arrangement on behalf of any person who is or was a director, officer, employee or agent of the company, or who is or was serving at the request of the company in a like capacity as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar position of another foreign or domestic corporation or other entity, against any liability asserted against and incurred by him or her in such a capacity, or arising out of his or her status as such a person, whether or not the company would have the power to indemnify him or her against that liability.

The foregoing indemnification right shall not be exclusive of any other right which an indemnified person may have or hereafter acquire by statute, certificate of formation, bylaws, agreement, vote of stockholder or other means.

Item 15.  Recent Sales of Unregistered Securities

On September 21, 2018, the company issued 30,000,000 shares of common stock to Victor Altomare pursuant to the Fearless Films (Canada) acquisition in November 2014. The company also issued 250,000 shares of common stock to EMAC Handels AG pursuant to an Administrative Services Settlement Agreement. Mr. Altomare also received 161,992,828 shares of common stock in exchange for debt in the amount of $1,133,949.80. The debt had accumulated since November 2014

Also on September 21, 2018, the company issued 150,000 shares of common stock to a director, Eugene Gelsomino, in consideration for service on the board of directors. On the same date, the company finalized negotiations with holders of certain company debt and entered into agreements to restructure the company's capital. In exchange for cancelling debt with a total value of $120,845.80, the debt was converted into a total of --129,845,200 shares of common stock. The age of the converted debt ranged from four months to seventeen months.

The following table depicts those shares of Fearless Films, Inc. common stock issued on September 21, 2018 to the respective persons referenced by the above transactions. The dollar amount of consideration shown represents the amount of debt converted into the number of shares received. No shares were issued for cash.

Name of Stockholder	Number of Shares	Consideration
VICTOR ALTOMARE	161,992,928	$1,133,949.80
VICTOR ALTOMARE	30,000,000	(1)
EMAC HANDELS AG	250,000	(2)
Directors and/or Officers (3)
EUGENE GELSOMINO	150,000	Services
Shares Issued for Debt (4)
JASBIR GILL	30,287,925	$30,287.83
ALFREDO SGAMBELLURI	5,417,957	$5,417.96
ROCCO AGOSTINO	15,479,876	$15,479.88
PAUL CLOUTIER	11,609,907	$11,609.91
FRANK ALTOMARE	11,609,907	$11,609.91
DANNYY PORCELLI	15,479,876	$15,479.88
DOMENIC DEMARIA	30,959,752	$30,959.75

(1)
In addition to Mr. Altomare receiving 161,992,828 shares in exchange for debt in the amount of $1,133,949.80, he also received 30,000,000 shares of common stock as per the terms of the Share Exchange Agreement executed November 24, 2014.

(2)
EMAC Handels AG received 250,000 shares of common stock pursuant to an Administrative Services Settlement Agreement, that was authorized by the board of directors on December 19, 2016, which shares were not issued until September 21, 2018 per agreement. EMAC Handels is a Swiss company owned and controlled by Reinhard Hiestand.

(3)	The company issued 150,000 shares of common stock to Mr. Gelsomino for past fees as directors to the company.

(4)	The indicated shares were issued to the respective individuals upon the conversion of the amount of debt corresponding to each individual's name..

Also on September 21, 2018, the board of directors authorized the issuance of 3,150,000 shares of common stock, which shares were subsequently certificated and issued to two directors; Dennis dos Santos (3,000,000 shares) and Ann Gerard (150,000 shares ).

All of the common stock issued above were issued in private transactions to persons management believed  possessed adequate information concerning the company, and the requisite level of knowledge and sophistication to evaluate the merits of the company. The issuances were made in reliance on an exemption from registration with the Securities and Exchange Commission provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The shares are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer, unless the shares are first registered under the Securities Act of 1933, or qualify for an appropriate exemption.

Item 16.    Exhibits and Financial Statement Schedules

(a)  The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description

3.1(1)	Articles of Incorporation (Nevada)

3.2(1)	Amendments to Articles of Incorporation

3.3(1)	Bylaws

4.1(1)	Instrument defining security holder rights – Specimen Stock Certificate

5.1	Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered

10.1(1)	Definitive Agreement (Acquisition of Fearless Films Inc. (Acquisition of Fearless Films Inc.)

10.2(1)	Addendum to Definitive Agreement

10.3(3)	Consulting Agreement with CEO

10.4	Consulting Agreement with Victor Altomare

16.1(2)	Letter from SRCO Professional Corporation, Licensed Public Accountants, concerning resignation as independent registered public accounting firm

21.1(1)	Subsidiaries of Fearless Films, Inc.

23.1	Consent of SRCO Professional Corporation, Independent Certified Public Accountants

23.2	Consent of FRUCI & Associates II, PLLC, Registered Public Accounting Firm

23.3	Consent of Leonard E. Neilson, Attorney at Law (Included as part of Exhibit 5.1)

(1) Filed as Exhibit to initial filing of From S-1 Registration Statement on October 12, 2018.
(2) Filed as Exhibit to Form 8-K Current Notice on February 27, 2019.
(3)  Filed as Exhibit to Amendment No. 1 to Form S-1 Registration Statement on January 4, 2019 .

Item 17.  Undertakings

We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement, or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Concord, Providence of Ontario, Canada, on this 3rd day of May 2019.

Fearless Films, Inc.
(Registrant)

By: /s/ Dennis dos Santos
Dennis dos Santos
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Dennis dos Santos Dennis dos Santos	Chief Executive Officer Chief Financial Officer and Director (Principal Accounting Officer)	May 3, 2019

/s/ Eugene Gelsomino Eugene Gelsomino	Director	May 3, 2019

/s/ Ann Gerard Ann Gerard	Secretary and Director	May 3, 2019